Exhibit 10.5
Execution Version

CREDIT AGREEMENT
dated as of February 6, 2019
by and between
HEALTH CATALYST, INC.,
as the Borrower,
and
ORBIMED ROYALTY OPPORTUNITIES II, LP,
as the Lender

TABLE OF CONTENTS

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- ii -

- iii -

SCHEDULES:
Schedule 6.6    Material Adverse Change
Schedule 6.7(a)    Litigation
Schedule 6.8    Existing Subsidiaries
Schedule 6.15(a)    Intellectual Property
Schedule 6.16    Material Agreements
Schedule 6.22    Deposit and Disbursement Accounts
Schedule 6.23(a)    Data Security
Schedule 7.7    Use of Proceeds
Schedule 8.2(b)    Indebtedness to be Paid
Schedule 8.2(c)    Existing Indebtedness
Schedule 8.3(c)    Existing Liens
Schedule 8.5(a)    Investments
Schedule 10.2    Notice Information
EXHIBITS:
Exhibit A    -    Form of Promissory Note
Exhibit B    -    Form of Loan Request
Exhibit C    -    Form of Compliance Certificate
Exhibit D    -    Form of Guarantee
Exhibit E    -    Form of Security Agreement

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CREDIT AGREEMENT
THIS CREDIT AGREEMENT dated as of February 6, 2019 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is by and between HEALTH CATALYST, INC., a Delaware corporation (the “Borrower”), and ORBIMED ROYALTY OPPORTUNITIES II, LP, a Delaware limited partnership (together with its successors, transferees and assignees, the “Lender”). The Borrower and the Lender are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
W I T N E S S E T H:
WHEREAS, the Borrower has requested that the Lender provide a senior term loan facility to the Borrower in an aggregate principal amount of $80,000,000 (with $50,000,000 available at the Closing and $30,000,000 available on or prior to March 31, 2020, subject to the terms and conditions set forth herein); and
WHEREAS, the Lender is willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitment and make the Loans to the Borrower;
NOW, THEREFORE, the parties hereto agree as follows.
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.1    Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
“Administration Fee” is defined in Section 3.10.
“Affiliate” of any Person means any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. “Control” (and its correlatives) by any Person means the power of such Person, directly or indirectly, (i) to vote 10% or more of the Voting Securities (determined on a fully diluted basis) of another Person, or (ii) to direct or cause the direction of the management and policies of such other Person (whether by contract or otherwise).
“Agreement” is defined in the preamble.
“Amortization Commencement Date” means the date that is the forty-eight (48) month anniversary of the Closing Date.
“Applicable Margin” means 7.50%.
“Authorized Officer” means, relative to the Borrower or any of the Subsidiaries, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Lender pursuant to Section 5.2.

“Benefit Plan” means any employee benefit plan, as defined in section 3(3) of ERISA, that either: (i) is a “multiemployer plan,” as defined in section 3(37) of ERISA, (ii) is subject to section 412 of the Code, section 302 of ERISA or Title IV of ERISA, (iii) has assets that are invested in Capital Securities of the Borrower or any Subsidiaries or any of their respective ERISA Affiliates, or (iv) provides welfare benefits to terminated employees, other than to the extent required by section 4980B(f) of the Code and the corresponding provisions of ERISA.
“Borrower” is defined in the preamble.
“Business Associate” has the same meaning as the term “business associate” in 45 C.F.R. § 160.103.
“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.
“Capital Securities” means, with respect to any Person, all shares of, interests or participations in, or other equivalents in respect of (in each case however designated, whether voting or non-voting), of such Person’s capital stock, and any warrants, options, or other rights entitling the holder thereof to purchase or acquire any such capital stock, in each case whether now outstanding or issued after the Closing Date.
“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.
“Cash Equivalent Investment” means, at any time:
(a)    any direct obligation of (or unconditionally guaranteed by) the United States (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States) maturing not more than one year after such time;
(b)    commercial paper maturing not more than one year from the date of issue, which is issued by a corporation (other than an Affiliate of the Borrower or any of its Subsidiaries) organized under the laws of any state of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s; or
(c)    any certificate of deposit, demand or time deposit or bankers acceptance, maturing not more than 180 days after its date of issuance, which is issued by or placed with any bank or trust company organized under the laws of the United States (or any state thereof) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000; or

(d)    investments in money market mutual funds at least 95% of the assets of which are comprised of securities of the types described in clauses (a) through (c) of this definition.
“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of the Borrower or any of its Subsidiaries.
“Change in Control” means and shall be deemed to have occurred if (i) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act) shall own, directly or indirectly, beneficially or of record, determined on a fully diluted basis, more than 40 % of the Voting Securities of the Borrower, other than as a result of a Qualified IPO; (ii) a majority of the seats (other than vacant seats) on the board of directors (or equivalent) of the Borrower shall at any time be occupied by persons who were neither (x) nominated by the board of directors of the Borrower nor (y) appointed by directors so nominated, or (iii) the Borrower shall cease to directly own, directly or indirectly through other wholly-owned Subsidiaries, beneficially and of record, 100% of the issued and outstanding Capital Securities of the Subsidiaries.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means the date of the making of the Initial Loan hereunder, which in no event shall be later than February 6, 2019.
“Closing Date Certificate” means a closing date certificate executed and delivered by an Authorized Officer of the Borrower in form and substance satisfactory to the Lender.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” is defined in the Security Agreement.
“Commitment” means the Lender’s obligation (if any) to make Loans hereunder.
“Commitment Amount” means the Initial Commitment Amount plus the Delayed Draw Commitment Amount.
“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto, together with such changes thereto as the Lender may from time to time request for the purpose of monitoring the Borrower’s compliance with the financial covenants contained herein.
“Confidential Business Information” means, whether patentable or unpatentable and whether or not reduced to practice, trade secrets, confidential business information, know-how, inventions, manufacturing processes and techniques, financial, marketing and business data, pricing and cost information, business, finance and marketing plans, customer and prospective customer lists and information, and supplier and prospective supplier lists and information, research and development information, data and other information included in or supporting Regulatory Authorizations.
“Confidential Information” means any and all information or material (whether written or oral, or in electronic or other form) that, at any time before, on or after the Closing Date, has been or is provided or communicated to the Receiving Party by or on behalf of the Disclosing Party pursuant to this Agreement or in connection with the transactions contemplated hereby, and shall include the existence and terms of this Agreement.
“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries, for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) solely to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) one-time costs, fees and expenses incurred in connection with the transactions contemplated by the Loan Documents or in connection with Permitted Acquisitions and (E) all other non-cash charges approved by the Lender in its sole discretion (except for non-cash charges relating to stock option awards or other equity compensation that do not require the approval of the Lender), acting reasonably, determined on a consolidated basis in accordance with GAAP, in each case for such period.
“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries, for any period, the consolidated total interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest), in each case whether or not paid in cash during such period.
“Consolidated Net Income” shall mean, for Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) extraordinary or non-recurring gains or losses (such exclusion of losses to be approved by the Lender in its sole discretion), (ii) any non-cash gains or losses attributable to write-ups or write-downs of assets, (iii) any Capital Securities of the Borrower or any of its Subsidiaries in the unremitted earnings of any Person that is not a Subsidiary, to the extent received by the Borrower or any Subsidiary in cash, (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower or any Subsidiary on the date that such Person’s assets are acquired by Borrower or any Subsidiary, except to the extent such Person is acquired in a Permitted Acquisition and such Person’s earnings have been permitted to be included in Consolidated Net Income by Lender in its reasonable discretion and (v) the income (but not loss) of any Subsidiary to the extent there is a legal or contractual restriction which limits distributions from such Subsidiary to the Borrower.
“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding amount of the debt, obligation or other liability guaranteed thereby.
“Control” is defined within the definition of “Affiliate”.
“Controlled Account” is defined in Section 7.13.
“Copyleft License” means any license that requires, as a condition of use, modification or distribution of software or other Intellectual Property subject to such license, that such software or other Intellectual Property (and any other software or other Intellectual Property incorporated into, derived from, used or distributed with such software or other Intellectual Property): (a) in the case of software, be made available or distributed in source code form, (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law) or (d) be redistributable at no license fee. Copyleft Licenses include, without limitation, the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.
“Copyleft Materials” means any software or other Intellectual Property subject to a Copyleft License.
“Copyrights” means all copyrights, whether statutory or common law, and all exclusive and nonexclusive licenses from third parties or rights to use copyrights owned by such third parties, along with any and all (i) renewals, revisions, extensions, derivative works, enhancements, modifications, updates and new releases thereof, (ii) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iii) rights to sue for past, present and future infringements thereof, and (iv) foreign copyrights and any other rights corresponding thereto throughout the world.
“Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by the Borrower or any of the Subsidiaries in substantially the form of Exhibit C to the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Covered Entity” has the same meaning as the term “covered entity” in 45 C.F.R. § 160.103.
“Data Processors” means any Third Party service providers, software developers, outsourcers, or others to which Borrower or its Subsidiaries engage and allow access to Personal Data or IT Assets (including, for clarity, all information and transactions stored or contained therein or transmitted thereby).
“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
“Delayed Draw Advance” is defined in Section 2.2.
“Delayed Draw Advance Date” means the date of the making of a Delayed Draw Advance hereunder, which in no event shall be later than March 31, 2020.
“Delayed Draw Commitment Amount” means $30,000,000.
“Delayed Draw Commitment Termination Date” means the earliest to occur of (i) the Delayed Draw Advance Date on which the full Delayed Draw Commitment Amount has been advanced to the Borrower (immediately after the making of the Delayed Draw Advance on such date), (ii) March 31, 2020, (iii) February 6, 2019, if the Initial Loan shall not have been made hereunder on or prior to such date and (iv) upon the date that is 10 days after the Borrower delivers written notice of such termination to the Lender.
“Delayed Draw Loan” is defined in Section 2.1.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.
“Disclosing Party” means the Party disclosing Confidential Information.
“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, license, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Borrower’s or the Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person (other than to the Borrower or any of its Subsidiaries) in a single transaction or series of transactions.
“Disqualified Capital Securities” shall mean any Capital Securities that, by their terms (or by the terms of any security or other Capital Securities into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Capital Securities), pursuant to a sinking fund obligation or otherwise (except as a result of a Change in Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change in Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Capital Securities) (except as a result of a Change in Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change in Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Capital Securities that would constitute Disqualified Capital Securities, in each case, prior to the date that is one hundred and eighty-one (181) days after the Maturity Date; provided that if such Capital Securities are issued pursuant to a plan for the benefit of employees of the Borrower or any of its Subsidiaries, or by any such plan to such employees, such Capital Securities shall not constitute Disqualified Capital Securities solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Division/Series Transaction” means, with respect to any Person that is a limited liability company organized under the Laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Person survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the Laws of the State of Delaware.
“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof of the District of Columbia.
“Environmental Laws” means all federal, state, local or international laws, statutes, rules, regulations, codes, directives, treaties, requirements, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, natural resources, Hazardous Material or health and safety matters.
“Environmental Liability” means any liability, loss, claim, suit, action, investigation, proceeding, damage, commitment or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of or affecting the Borrower or any Subsidiary directly or indirectly arising from, in connection with or based upon (i) any Environmental Law or Environmental Permit, (ii) the generation, use, handling, transportation, storage, treatment, recycling, presence, disposal, Release or threatened Release of, or exposure to, any Hazardous Materials, or (iii) any contract, agreement, penalty, order, decree, settlement, injunction or other arrangement (including operation of law) pursuant to which liability is assumed, entered into, inherited or imposed with respect to any of the foregoing.
“Environmental Permit” is defined in Section 6.7.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of section 414(b) of the Code of which that Person is a member, (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of section 414(c) of the Code of which that Person is a member, or (iii) any member of an affiliated service group within the meaning of section 414(m) or 414(o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.
“Event of Default” is defined in Section 9.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Account” is defined in Section 7.13.
“Exit Fee” is defined in Section 3.8.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such Sections of the Code.
“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.
“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2012 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
“FTC Act” means the Federal Trade Commission Act.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Agency), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government.
“Guarantee” means the guarantee executed and delivered by an Authorized Officer of each Domestic Subsidiary, substantially in the form of Exhibit D hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Guarantors” means, collectively, the Subsidiaries.
“Hazardous Material” means any material, substance, chemical, mixture or waste which is capable of damaging or causing harm to any living organism, the environment or natural resources, including all explosive, special, hazardous, polluting, toxic, industrial, dangerous, biohazardous, medical, infectious or radioactive substances, materials or wastes, noise, odor, electricity or heat, and including petroleum or petroleum products, byproducts or distillates, asbestos or asbestos-containing materials, urea formaldehyde, polychlorinated biphenyls, radon gas, ozone-depleting substances, greenhouse gases, and all other substances or wastes of any nature regulated pursuant to any Environmental Law or as to which any Governmental Authority requires investigation, reporting or remedial action.
“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.
“herein”, “hereof, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.
“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, and their implementing regulations, including but not limited to, the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and C, and the Notification of Breach of Unsecured Protected Health Information requirements at 45 C.F.R. Part 164, Subpart D.
“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Borrower (i) which is of a “going concern” or similar nature other than any such qualification in any opinion given in the Fiscal Year of the Maturity Date that is based solely on a determination that the Borrower may not have sufficient cash or other available resources to run the business for the Fiscal Year of the Maturity Date as a result of the Loans maturing during such Fiscal Year, (ii) which relates to the limited scope of examination of matters relevant to such financial statement, or (iii) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default.
“including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” of any Person means:
(a)    all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;
(b)    all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;
(c)    all Capitalized Lease Liabilities of such Person and all obligations of such Person arising under Synthetic Leases;
(d)    net Hedging Obligations of such Person;
(e)    all obligations of such Person in respect of Disqualified Capital Securities;
(f)    whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 120 days or, if overdue for more than 120 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and
(g)    all Contingent Liabilities of such Person in respect of any of the foregoing.
The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Liabilities” is defined in Section 10.4.
“Indemnified Parties” is defined in Section 10.4.
“Infringement” and “Infringes” mean the misappropriation or other violation of Confidential Business Information and/or any other Intellectual Property.
“Initial Commitment Amount” means $50,000,000.
“Initial Commitment Termination Date” means the earliest to occur of (i) the Closing Date (immediately after the making of the Initial Loan on such date), and (ii) February 6, 2019, if the Initial Loan shall not have been made hereunder prior to such date.

“Initial Loan” is defined in Section 2.1.
“Intellectual Property” means all (i) Patents and all patent applications of any type, registrations and renewals, reissues, reexaminations and patent rights in any lawful form thereof; (ii) Trademarks and all applications, registrations and renewals thereof; (iii) Copyrights and other works of authorship (registered or unregistered), and all applications, registrations and renewals therefor; (iv) Product Agreements; (v) computer software, databases, data and documentation; (vi) Confidential Business Information; (vii) other intellectual property or similar proprietary rights; (viii) copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (ix) any and all improvements to any of the foregoing.
“Interest Period” means, (a) initially, the period beginning on (and including) the date on which the Initial Loan is made hereunder pursuant to Section 2.3 and ending on (and including) the last day of the month in which the Loan was made, and (b) thereafter, the period beginning on (and including) the first day of each succeeding month and ending on the earlier of (and including) (x) the last day of such month and (y) the Maturity Date.
“Investment” means, relative to any Person, (i) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person, (ii) Contingent Liabilities in favor of any other Person, and (iii) any Capital Securities held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.
“IT Assets” means the computers and other information technology infrastructure and assets used by the Borrower or any of the Subsidiaries.
“Key Permits” means all Permits relating to the Products, which Permits are material to the business of the Borrower and its Subsidiaries, taken as a whole.
“knowledge” of the Borrower means the knowledge of any officer of the Borrower or any Subsidiary, after due inquiry.
“Laws” is defined in Section 6.18.
“Lender” is defined in the preamble.
“LIBO Rate” means, as to any Interest Period, the one-month London Interbank Offered Rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London, England time), quoted by the Lender from the appropriate Bloomberg or Telerate page selected by the Lender (or any successor thereto or similar source determined by the Lender from time to time), which shall be that one-month London Interbank Offered Rate for deposits in U.S. Dollars in effect two Business Days prior to the first Business Day of such Interest Period, adjusted for any reserve requirement and any subsequent costs arising from a change in governmental regulation, such rate to be rounded up to the nearest 1/16 of 1% and such rate to be reset monthly as of the first

Business Day of each calendar month. The Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.
“Licensed Intellectual Property” means all Intellectual Property that is not Owned Intellectual Property, which is licensed to, or otherwise used or held for use, by the Borrower or any Subsidiary.
“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.
“Liquidity” means, at any time, an amount determined for the Borrower equal to the sum of unrestricted cash-on-hand and Cash Equivalent Investments of the Borrower, to the extent held in a Controlled Account in which the Lender has a first lien security interest, subject to no other Liens securing Indebtedness of the Borrower or any of its Subsidiaries (including Permitted A/R Facility Indebtedness), and located in the United States.
“Loan Documents” means, collectively, this Agreement, the Notes, the Security Agreement, each other agreement pursuant to which the Lender is granted a Lien to secure the Obligations (including any mortgages entered into pursuant to Section 7.8), the Guarantee, and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein (it being understood that the Loan Documents shall not include the Stock Purchase Agreement).
“Loan Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B hereto.
“Loans” means the Initial Loan and the Delayed Draw Loan.
“Material Adverse Effect” means a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or of the Borrower and the Subsidiaries taken as a whole, (ii) the rights and remedies of the Lender under any Loan Document or (iii) the ability of the Borrower or any Subsidiary to perform its Obligations under any Loan Document.
“Material Agreements” means (i) each contract or agreement to which the Borrower or any Subsidiary is a party involving aggregate payments of more than $1,500,000 in any fiscal year, whether such payments are being made by the Borrower or any Subsidiary to a non-Affiliated Person, or by a non-Affiliated Person to the Borrower or any Subsidiary; (ii) each contract or agreement to which the Borrower or any Subsidiary is a party involving an exclusive license of Intellectual Property; and (iii) all other contracts or agreements, individually or in the aggregate, material to the business, operations, assets, prospects, conditions (financial or otherwise), performance or liabilities of the Borrower or any Subsidiary.
“Maturity Date” means February 6, 2024.
“Moody’s” means Moody’s Investors Service, Inc.

“Net Asset Sales Proceeds” means, with respect to a Disposition (other than Dispositions permitted by Section 8.8(i)) after the Closing Date by the Borrower or any Subsidiary to any Person of any assets of the Borrower or its Subsidiaries, the excess of gross cash proceeds received by the Borrower from such Disposition over (i) all reasonable and customary costs and expenses (including sales commissions and legal, accounting and investment banking fees and expenses), and including Taxes payable by the recipient of such proceeds, incurred in connection with such Disposition which have not been paid to Affiliates of the Borrower in connection therewith and (ii) amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on the asset being disposed of in such Disposition.
“Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by the Borrower or any of the Subsidiaries in connection with such Casualty Event, other than proceeds that are used to repair or replace the assets subject to such Casualty Event within 12 months of receipt of such proceeds with respect to such Casualty Event with like or similar assets of substantially equal or better value and utility, in excess of $500,000, individually or in the aggregate through the Termination Date (in each case net of all reasonable and customary collection expenses thereof), but excluding any proceeds or awards required to be paid to a creditor (other than the Lender) which holds a first priority Lien permitted by Section 8.3 on the property which is the subject of such Casualty Event.
“Net Revenue” means net sales, distribution income, service payments, license income, and other forms of consideration received by the Borrower and its Subsidiaries, as determined in accordance with GAAP. Net Revenue shall be determined in a manner consistent with the methodologies, practices and procedures used in developing the Borrower’s audited financial statements.
“Non-Excluded Taxes” means any Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document other than (a) Taxes imposed on or measured by a Person’s net income, and franchise Taxes imposed by any jurisdiction (or political subdivision thereof) under the laws of which the Lender is organized or in which it maintains its principal or applicable lending office or are otherwise imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Taxes (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in paragraph (a) above or are otherwise imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Taxes (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (c) any withholding tax that is imposed by the United States on amounts payable to a Lender at the time such Lender first becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.3(a), (d) Taxes attributable to such Lender’s failure to comply with Section 4.3(e), and (e) any U.S. federal withholding Taxes or other amounts imposed or payable under FATCA.
“Note” means a promissory note of the Borrower payable to the Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to the Lender resulting from the outstanding amount of the Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower and each Subsidiary arising under or in connection with a Loan Document and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 9.1(h), whether or not allowed in such proceeding) on the Loans. Notwithstanding anything to the contrary, the Obligations shall not include any obligations arising under the Stock Purchase Agreement or the Transaction Agreements (as defined in the Stock Purchase Agreement).
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organic Document” means, relative to the Borrower or any Subsidiary, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to the Borrower’s or any Subsidiary’s Capital Securities.
“Other Taxes” means any and all stamp, court, documentary, intangible, recording, filing or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document (excluding, for the avoidance of doubt, Taxes described in clauses (a), (b) or (c) of the definition of Non-Excluded Taxes or any Taxes imposed with respect to an assignment by a Lender).
“Other Administrative Proceeding” means any administrative proceeding relating to a dispute involving a patent office or other relevant intellectual property registry which relates to validity, opposition, revocation, ownership or enforceability of the relevant Intellectual Property.
“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned (solely or jointly with others) by the Borrower or any Subsidiary.
“Party” and “Parties” have the meanings set forth in the preamble hereto.
“Patent” means any patent, any type of patent application or invention disclosure, including all divisions, continuations, continuations in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations, inter partes review, post-grant review by any Governmental Authority, renewals, extensions, adjustments, restorations, supplemental protection certificates and patent rights in any form and other additions in connection therewith, whether in or related to the United States or any foreign country or other jurisdiction.
“Patent Security Agreement” means any Patent Security Agreement executed and delivered by the Borrower or any of the Subsidiaries in substantially the form of Exhibit A to the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.
“Permits” means all permits, licenses, registrations, certificates, orders, approvals, authorizations, consents, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority or any other Person, including, without limitation, those relating to Environmental Laws and Regulatory Authorizations.
“Permitted Acquisition” means the purchase or other acquisition of all of the Capital Securities (other than qualifying directors shares) in, or all or substantially all of the property of, or all or substantially all of any business or division of, any Person (other than any joint venture owned by another Person that is purchased or acquired) that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each Permitted Acquisition:
(a)    any such newly-created or acquired Subsidiary shall comply with the requirements of Section 7.8 and the Lender shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest, subject only to Liens permitted under Section 8.3, in the Collateral (including, without limitation, equity interests) acquired with respect to the entity acquired;
(b)    the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be permitted pursuant to Section 8.1;
(c)    in the case of a purchase or other acquisition of the Capital Securities of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such purchase or other acquisition;
(d)    the total cash and non-cash consideration paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the consideration paid by or on behalf of the Borrower and its Subsidiaries for all other Permitted Acquisitions after the Closing Date shall not exceed the aggregate amount of $5,000,000 in any Fiscal Year and an aggregate cumulative amount of $20,000,000;
(e)    immediately before and after giving effect to any such purchase or other acquisition, no Default or Event of Default, shall exist or result therefrom; and
(f)    the Borrower shall have delivered to the Lender, at least 10 Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a written notice describing such transaction, and thereafter, if requested by the Lender for any such transaction involving consideration in excess of $2,000,000, (i) historical financial statements of or related to the Person or assets to be acquired, (ii) twelve month projections for such Person or assets to be acquired and for Borrower after giving effect to such transaction, and (iii) material documentation and other information relating to such transaction and reasonably requested by the Lender.
“Permitted A/R Facility Indebtedness” means any transaction entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries incurs revolving credit Indebtedness from a commercial bank or finance company that regularly provides such facilities, secured only by a first priority Lien on the accounts receivable and customary related assets of the Borrower or its Subsidiaries (including identifiable cash proceeds of such accounts receivable and the collection accounts and general operating accounts of the Borrower and its Subsidiaries); provided that (a) the amount of any Indebtedness shall not exceed (x) $5,000,000 on the Closing Date; (y) at any time that the Technology Revenue Base for the most recently completed twelve month period, as set forth in the most recently delivered Compliance Certificate equals at least $80,000,000: $10,000,000; or (z) at any time that (1) the Technology Revenue Base for the most recently completed twelve month period, as set forth in the most recently delivered Compliance Certificate equals at least $100,000,000 or (2) the Consolidated EBITDA for the most recently completed twelve month period set forth in such Compliance Certificate equals or exceeds $0: $20,000,000; (b) the terms and conditions of such transaction, including the provisions governing the borrowing base and receivable eligibility, shall be customary and market terms; (c) such Indebtedness and the Liens securing such Indebtedness are subject to an intercreditor agreement and other documentation reasonably satisfactory to the Lender. It is acknowledged that the Indebtedness of the Borrower under the SVB Facility Agreement constitutes Permitted A/R Facility Indebtedness.
“Permitted Indebtedness” is defined in Section 8.5.
“Permitted Liens” is defined in Section 8.3.
“Permitted Subordinated Indebtedness” means Indebtedness incurred after the Closing Date by the Borrower or the Subsidiaries that is (i) subordinated to the Obligations and all other Indebtedness owing from the Borrower or the Subsidiaries to the Lender pursuant to a written subordination agreement satisfactory to the Lender in its sole discretion and (ii) in an amount and on terms approved by the Lender in its sole discretion.
“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.
“Personal Data” means any information that relates to an identifiable natural person or that is otherwise considered personally identifiable information or personal data under applicable Law, including Protected Health Information.
“Protected Health Information” has the same meaning as “protected health information” in 45 C.F.R. § 160.103.
“Prime Rate” means (a) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U. S. or, if The Wall Street Journal ceases to quote such rate, the per annum interest rate published by the F.R.S. Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Lender) or any similar release by the F.R.S. Board (as determined by the Lender) minus (b) 1.00%.
“Privacy Laws” mean (a) each Law applicable to, and contract terms relating to, the protection or processing of Personal Data, including HIPAA, rules relating to the payment card industry data security standards, direct marketing, online behavioral adverting, e-mails, text messages or telemarketing, data localization, and contract terms relating to the protection or processing of Personal Data; and (b) industry self-regulatory principles applicable to the protection or processing of Personal Data, direct marketing, online behavioral advertising, emails, text messages, or telemarketing.
“Product” means any current or future service or product (including software products and services) researched, designed, developed, manufactured, licensed, marketed, sold, performed, distributed or otherwise commercialized by the Borrower or any of its Affiliates, including any such product in development or which may be developed.
“Product Agreement” means each agreement, license, document, instrument, interest (equity or otherwise) or the like under which one or more parties grants or receives any right, title or interest with respect to any Product Development and Commercialization Activities in respect of one or more Products specified therein or to exclude third parties from engaging in, or otherwise restricting any right, title or interest as to any Product Development and Commercialization Activities with respect thereto, including each contract or agreement with suppliers, manufacturers, distributors, group purchasing organizations, wholesalers or any other Person related to any such entity.
“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, sale, marketing, promotion, testing, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to commercially exploit such Product.
“Purchase Money Indebtedness” means Indebtedness (1) consisting of the deferred purchase price for equipment incurred in connection with the acquisition of such equipment, where the amount of such Indebtedness does not exceed the greater of (a) the cost of the equipment being financed and (b) the fair market value of such equipment; and (2) incurred to finance such acquisition by the Borrower or a Subsidiary of such equipment.
“Qualified Capital Securities” means any Capital Securities that are not Disqualified Capital Securities.
“Qualified IPO” means an underwritten initial public offering of the common stock of the Borrower which generates cash proceeds of at least $50,000,000 and results in the listing of the Borrower’s common stock on a nationally recognized public securities exchange.
“Receiving Party” means the Party receiving Confidential Information.
“Recipient” is defined in Section 10.14.

“Regulatory Agencies” means any Governmental Authority that is concerned with the use, control, safety, efficacy, reliability, manufacturing, testing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product of the Borrower or any of the Subsidiaries.
“Regulatory Authorizations” means all approvals, clearances, notifications, authorizations, orders, exemptions, registrations, listings, certifications, licenses and permits granted by, submitted to or filed with any Regulatory Agencies necessary for the testing, manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or other commercialization of any Product in any country or jurisdiction.
“Related Parties” means the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of the Borrower and the Subsidiaries.
“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, pouring, dumping, depositing, emitting, escaping, emptying, seeping, dispersal, migrating or placing, including movement through, into or upon the environment or any natural or man-made structure.
“Repayment Premium” means a premium of
(a)    twelve percent (12%) of the principal amount of any prepayment or repayment of the Borrower on the Initial Loan or any Delayed Draw Advance, as applicable, if such prepayment or repayment is made or required to be made (i) with respect to the Initial Loan, on or prior to the 12-month anniversary of the Closing Date and (ii) with respect to any Delayed Draw Advance, on or prior to the 12-month anniversary of the Delayed Draw Advance Date on which such Delayed Draw Advance was made;
(b)    nine percent (9%) of the principal amount of any prepayment or repayment of the Borrower on the Initial Loan or any Delayed Draw Advance, as applicable, if such prepayment or repayment is not required to be made prior to, and is made or required to be made after, (i) with respect to the Initial Loan, the 12-month anniversary of the Closing Date, but on or prior to the 24-month anniversary of the Closing Date and (ii) with respect to any Delayed Draw Advance, the 12-month anniversary of the Delayed Draw Advance Date on which such Delayed Draw Advance was made, but on or prior to the 24-month anniversary of the Delayed Draw Advance Date on which such Delayed Draw Advance was made;
(c)    four and one-half percent (4.5%) of the principal amount of any prepayment or repayment of the Borrower on the Initial Loan or any Delayed Draw Advance, as applicable, if such prepayment or repayment is not required to be made prior to, and is made or required to be made after, (i) with respect to the Initial Loan, the 24-month anniversary of the Closing Date, but on or prior to the 36-month anniversary of the Closing Date and (ii) with respect to any Delayed Draw Advance, the 24-month anniversary of the Delayed Draw Advance Date on which such Delayed Draw Advance was made, but on or prior to the 36-month anniversary of the Delayed Draw Advance Date on which such Delayed Draw Advance was made;
(d)    one percent (1%) of the principal amount of any prepayment or repayment of the Borrower on the Initial Loan or any Delayed Draw Advance, as applicable, if such prepayment or repayment is not required to be made prior to, and is made or required to be made after, (i) with respect to the Initial Loan, the 36-month anniversary of the Closing Date, but on or prior to the 48-month anniversary of the Closing Date and (ii) with respect to any Delayed Draw Advance, the 36-month anniversary of the Delayed Draw Advance Date on which such Delayed Draw Advance was made, but on or prior to the 48-month anniversary of the Delayed Draw Advance Date on which such Delayed Draw Advance was made; or
(e)    zero percent (0%) of the principal amount of any prepayment or repayment of the Borrower on the Initial Loan or any Delayed Draw Advance, as applicable, if such prepayment or repayment is not required to be made on or prior to, and is made or required to be made after, (i) with respect to the Initial Loan, the 48-month anniversary of the Closing Date and (ii) with respect to any Delayed Draw Advance, the 48-month anniversary of the Delayed Draw Advance Date on which such Delayed Draw Advance was made.
“Restricted Payment” means (i) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of the Borrower or any Subsidiary or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding, or (ii) the making of any other distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of the Borrower or any Subsidiary or otherwise.
“Revenue Base” means, with respect to any period, the Net Revenues for such period.
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
“Sanctions” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission.
“Security Agreement” means the Security Agreement executed and delivered by each of the parties thereto, substantially in the form of Exhibit E hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.
“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such

Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, (iv) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the property of such Person would constitute an unreasonably small capital and (v) such Person has not executed this Agreement or any other Loan Document, or made any transfer or incurred any obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.
“Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of the date hereof, between the Borrower and the Lender.
“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of Borrower.
“SVB Facility Agreement” means that certain Amended and Restated Loan and Security Agreement, dated as of October 6, 2017, as amended by that certain Consent and First Amendment, dated as of June 29, 2018, and as further amended by that certain Joinder and Second Amendment, dated as of August 29, 2018, and as further amended by that certain Third Amendment dated as of the date hereof (as the same may from time to time be further amended, modified, supplemented or restated).
“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (i) that is not a capital lease in accordance with GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.
“Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.
“Technology Revenue Base” means, with respect to any period, the net revenue for such period of the Borrower and the Subsidiaries from providing Software-as-a-Service, perpetual licenses, time-based licenses, cloud services, and from maintenance and support fees as determined in accordance with US GAAP. Technology Revenue Base shall be determined in a manner consistent with the methodologies, practices and procedures used in developing the Borrower’s audited financial statements. For the avoidance of doubt, Technology Revenue Base does not include revenue from professional services, including analytic services, strategic advisory services, outcome improvement services, implementation services, assessments, data governance, customized engagements, managed services and implementation services.
“Third Party” means any Person other than the Borrower or any of its Subsidiaries.
“Termination Date” means the date on which all Obligations (other than contingent indemnification obligations as to which no demand had been made) have been paid in full in cash and the Commitment shall have terminated.
“Trademark” means any trademark, service mark, trade name, logo, symbol, trade dress, domain name, corporate name or other indicator of source or origin, and all applications and registrations therefor, together with all of the goodwill associated therewith.
“Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by the Borrower or any of the Subsidiaries substantially in the form of Exhibit B to any Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Lender pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.
“United States” or “U.S.” means the United States of America, its ffty states and the District of Columbia.
“Upfront Fee” is defined in Section 3.9.
“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
“wholly owned Subsidiary” means any direct or indirect Subsidiaries of Borrower, all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by Borrower.
SECTION 1.2    Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the schedules attached hereto.
SECTION 1.3    Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan

Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.
SECTION 1.4    Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 8.4 and the definitions used in such calculations) shall be made, in accordance with GAAP, as in effect from time to time; provided that, if either the Borrower or the Lender requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or the application thereof, then (a) the parties shall negotiate in good faith such an amendment and (b) until so amended, such provision shall be interpreted on the basis of GAAP in effect and applied immediately before such change shall have become effective until such request shall have been withdrawn or such provision amended in accordance herewith. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and the Subsidiaries, in each case without duplication.
ARTICLE II
COMMITMENT AND BORROWING PROCEDURES
SECTION 2.1    Commitment. On the terms and subject to the conditions of this Agreement, the Lender agrees to make a term loan (the “Initial Loan”) to the Borrower on the Closing Date in an amount equal to (but not less than) the Initial Commitment Amount. On the terms and subject to the conditions of this Agreement, the Lender agrees to make multiple advances on a term loan basis (such advances, the “Delayed Draw Loan”) to the Borrower on each Delayed Draw Advance Date in aggregate for all Delayed Draw Loans together, an amount up to the Delayed Draw Commitment Amount. No amounts paid or prepaid with respect to the Loans may be reborrowed.
SECTION 2.2    Borrowing Procedure. The Borrower may irrevocably request that the Initial Loan be made by delivering to the Lender a Loan Request on or before 10:00 a.m. on the proposed Closing Date. The Delayed Draw Loan shall be made available in multiple advances (each such advance, a “Delayed Draw Advance”); provided that (a) each such advance shall be in a minimum amount of $10,000,000 (or, if such advance is to be made upon the satisfaction of the conditions set forth in Sections 5.20(c) or (d), $5,000,000) or, if more, an integral multiple of $10,000,000 (or, if such advance is to be made upon the satisfaction of the conditions set forth in Sections 5.20(c) or (d), $5,000,000), (b) no more than 4 Delayed Draw Advances may be requested, and (c) the total principal amount of all Delayed Draw Loans requested shall not exceed the Delayed Draw Commitment Amount. The Borrower may irrevocably request that a Delayed Draw Advance be made by delivering to the Lender a Loan Request on or before 10:00 a.m. on a Business Day at least ten Business Days prior to the proposed Delayed Draw Advance Date.
SECTION 2.3    Funding. After receipt of the Loan Request for the Initial Loan, the Lender shall, on the Closing Date and subject to the terms and conditions hereof, make the requested proceeds of the Initial Loan available to the Borrower by wire transfer to the account the Borrower shall have specified in its Loan Request. After receipt of the Loan Request for any Delayed Draw Advance, the Lender shall, on the requested Delayed Draw Advance Date and subject to the terms and conditions hereof, make the requested proceeds of the Delayed Draw Advance available to the Borrower by wire transfer to the account the Borrower shall have specified in its Loan Request.
SECTION 2.4    Reduction of the Commitment Amounts. The Initial Commitment Amount shall automatically and permanently be reduced to zero on the Initial Commitment Termination Date. The Delayed Draw Commitment Amount shall automatically and permanently be reduced to zero on the Delayed Draw Commitment Termination Date.
ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
SECTION 3.1    Repayments and Prepayments; Application. The Borrower agrees that the Loans, and any fees or interest accrued or accruing thereon, shall be repaid and prepaid solely in U.S. dollars pursuant to the terms of this Article III.
SECTION 3.2    Repayments and Prepayments. The Borrower shall (i) repay the outstanding principal amount of the Loans on the last day of each month (provided that if such day is not a Business Day, then such repayment shall be made on the next succeeding Business Day), commencing with the month in which the Amortization Commencement Date occurs, in an amount equal to the aggregate principal amount of the Loans on the Amortization Commencement Date, divided by 12, provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Loans, and (ii) repay in full the unpaid principal amount of the Loans on the Maturity Date. Prior to the Maturity Date, payments and prepayments of the Loans shall also be made as set forth below.
(a)    The Borrower shall have the right, with at least three Business Days’ notice to the Lender, at any time and from time to time to prepay any unpaid principal amount of the Loans, in whole or in part.
(b)    Within three Business Days of receipt by the Borrower or any Subsidiary of any (i) Net Casualty Proceeds or (ii) Net Asset Sales Proceeds, the Borrower shall notify the Lender thereof. If requested by the Lender, the Borrower shall within three Business Days of such request make a mandatory prepayment of the Loans, in an amount equal to 100% of such proceeds (or such lesser amount as the Lender may specify on the date of such request), to be applied as set forth in Section3.3.
(c)    The Borrower shall repay the Loans in full immediately upon any acceleration of the Maturity Date thereof pursuant to Section 9.2 or Section 9.3, unless, pursuant to Section 9.3, only a portion of the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).
SECTION 3.3    Application. Except as provided in Section 4.4(b), amounts repaid or prepaid in respect of the outstanding principal amount of the Loans pursuant to clauses (b) or (c) of Section 3.2 shall be applied pro rata to the unpaid principal balance of the Initial Loan and Delayed Draw Loan (if any).

SECTION 3.4    Interest Rate.
(a)    During any applicable Interest Period:
(i)    Interest payable in cash by the Borrower shall accrue on the Loans during such Interest Period at a rate per annum equal to the higher of (x) the LIBO Rate for such Interest Period and (y) 2.50% plus, in either case, the Applicable Margin; and
(b)    The interest rate shall be recalculated and, if necessary, adjusted for each Interest Period, in each case pursuant to the terms hereof.
SECTION 3.5    Default Rate. At all times commencing upon the date any Event of Default occurs, and continuing until such Event of Default is no longer continuing, the Applicable Margin shall be increased by 5% per annum.
SECTION 3.6    Payment Dates. Interest accrued on the Loans shall be payable in cash, without duplication:
(a)    on the Maturity Date therefor;
(b)    on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;
(c)    on the last day of each month; provided that if such day is not a Business Day, then such payment shall be made on the next succeeding Business Day; and
(d)    on that portion of the Loans that is accelerated pursuant to Section 9.2 or Section 9.3, immediately upon such acceleration.
Interest accrued on the Loans or other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.
SECTION 3.7    Repayment Premium. Upon the prepayment or repayment of the principal of all or any portion of any Loans (or upon the date any such prepayment or repayment is required to be paid), whether pursuant to Section 3.2, Section 9.2, Section 9.3, or otherwise, the Borrower shall pay to the Lender, in cash, on the date on which such prepayment or repayment is paid or required to be paid, as the case may be, in addition to the other Obligations (including the Exit Fee) so prepaid, repaid or required to be prepaid or repaid, the Repayment Premium that is applicable on such date with respect to the portion of each Loan so prepaid, repaid or required to be prepaid or repaid.
SECTION 3.8    Exit Fee. Upon the prepayment or repayment of all or any portion of the principal of any Loans (or upon the date any such prepayment or repayment is required to be paid), whether on the Maturity Date, or pursuant to Section 3.2, Section 9.2, Section 9.3, or otherwise, the Borrower shall pay to the Lender, in cash, on the date on which such prepayment or repayment is paid or required to be paid, as the case may be, in addition to the other Obligations (including the Repayment Premium, if any) so prepaid, repaid or required to be prepaid or repaid, a fee (the “Exit Fee”) in an amount equal to five percent (5.00%) of the principal amount of the Loans prepaid, repaid or required to be prepaid or repaid, as the case may be, on such date.
SECTION 3.9    Upfront Fee. The Borrower shall pay to the Lender on the Closing Date in accordance with Section 5.15 a nonrefundable upfront fee in the amount of three percent (3%) of the Commitment Amount.
SECTION 3.10    Administration Fee. The Borrower will pay to the Lender a quarterly loan administration fee of $10,000 (the “Administration Fee”) payable in advance, with the first payment due and payable upon the Closing Date prorated with respect to the Fiscal Quarter in which the Closing Date occurs and other payments due on the last day of each Fiscal Quarter (beginning with the last day of the Fiscal Quarter in which the Closing Date occurs); provided that if such day is not a Business Day, then such payment shall be made on the next succeeding Business Day.
ARTICLE IV
LIBO RATE AND OTHER PROVISIONS
SECTION 4.1    Increased Costs, Etc.. The Borrower agrees to reimburse the Lender for any increase in the cost to the Lender of, or any reduction in the amount of any sum receivable by the Lender in respect of, the Lender’s Commitment and the making, continuation or maintaining of the Loans hereunder that may, in any case, arise in connection with any Change in Law, except for such changes with respect to increased capital costs and Taxes which are governed by Section 4.2 and Section 4.3, respectively. The Lender shall notify the Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate the Lender for such increased cost or reduced amount; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section 4.1 for any increased costs suffered more than 60 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs and of the Lender’s intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof. Such additional amounts shall be payable by the Borrower directly to the Lender within 15 days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower. The Lender’s method of determining any amount payable to the Lender under this Section shall be substantially similar to the method used by the Lender in implementing similar provisions for similarly situated borrowers and extensions of credit.
SECTION 4.2    Increased Capital Costs. If any Change in Law affects or would affect the amount of capital required or expected to be maintained by the Lender or any Person controlling the Lender, and the Lender determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitment or the Loans made by it hereunder is reduced to a level below that which the Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by the Lender to the Borrower, the Borrower shall within five days following receipt of such notice pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling Person for such reduction in rate of return; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section 4.1 for any reduction in rate of return suffered more than 60 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such reduction and of the Lender’s intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such reductions is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof. A statement of the Lender as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. The Lender’s method of determining any amount payable to the Lender under this Section shall be substantially similar to the method used by the Lender in implementing similar provisions for similarly situated borrowers and extensions of credit.
SECTION 4.3    Taxes.
(a)    Any and all payments by the Borrower under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes, except as required by law (as determined in the good-faith discretion of the applicable withholding agent). In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made by the Borrower or any of the Subsidiaries to or on behalf of the Lender under any Loan Document, then:
(i)    the Borrower shall be entitled to withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(ii)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law; and
(ii)    if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount equal to what the Lender would have received had no such deduction or withholding been made.
(b)    The Borrower shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.
(c)    As promptly as practicable after the payment of any Taxes required to be paid by the Borrower under Section 4.3(a) or (b), and in any event within 45 days of any such payment being due, the Borrower shall furnish to the Lender a copy of an official receipt (or a certified copy thereof) or other reasonable evidence of the payment of such Taxes.
(d)    The Borrower shall indemnify the Lender for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) the Lender whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon notice by the Lender that any such Non-Excluded Taxes or Other Taxes have been levied, imposed, or assessed, the Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority

(provided that, the Lender shall not be under any obligation to provide any such notice to the Borrower). In addition, the Borrower shall indemnify the Lender for any incremental Taxes that may become payable by the Lender as a result of any failure of the Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Lender, pursuant to clause (c), documentation evidencing the payment of Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by the Lender or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date the Lender makes written demand therefor. The Borrower acknowledges that any payment made to the Lender or to any Governmental Authority in respect of the indemnification obligations of the Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.
(e)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than IRS Forms W-9, W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY with appropriate attachments) shall not be required if in the Lender’s reasonably judgment such completion, execution, or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(f)    If any Lender determines that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).
SECTION 4.4    Payments, Computations; Proceeds of Collateral, Etc..
(a)    Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made without setoff, deduction or counterclaim not later than 11:00 a.m. on the date due in same day or immediately available funds to such account as the Lender shall specify from time to time by notice to the Borrower. Funds received after 11:00 a.m. on any day shall be deemed to have been received by the Lender on the next succeeding Business Day. All interest and fees shall be computed on the basis of the actual number of days occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Payments due on other than a Business Day shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

(b)    All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds of collateral securing the Obligations) or under applicable law shall be applied upon receipt to the Obligations as follows: (i) first, to the payment in full in cash of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Lender pursuant to the terms of the Loan Documents, until paid in full in cash, (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the payment of the principal amount of the Loans then outstanding, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the payment of all other Obligations owing to the Lender, and (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), and following the Termination Date, to the Borrower or any other Person lawfully entitled to receive such surplus.
SECTION 4.5    Setoff. The Lender shall, upon the occurrence and during the continuance of any Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to the Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with or on behalf of the Lender. The Lender agrees promptly to notify the Borrower after any such appropriation and application made by the Lender; provided that, the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which the Lender may have.
SECTION 4.6    LIBO Rate Not Determinable.
(a)    If prior to the commencement of any Interest Period for a Loan, the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, then the Lender shall give notice thereof to the Borrower as promptly as practicable and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) the Loans shall bear interest calculated pursuant to Section 3.4 but using the Prime Rate instead of the LIBO Rate and (ii) the continuation of any outstanding Loan or the extension of a new Loan hereunder shall be made with interest calculated pursuant to Section 3.4 but using the Prime Rate instead of the LIBO Rate.
(b)    Notwithstanding the foregoing, if at any time the Lender determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 4.6(a) have arisen and such circumstances are unlikely to be temporary, (ii) ICE Benchmark Administration (or any Person that takes over administration of such rate) discontinues the administration and publication of interest settlement rates for deposits in U.S. Dollars or (iii) the circumstances set forth in Section 4.6(a) have not arisen but the supervisor for the administrator of the LIBO Rate has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then the Lender and the Borrower shall seek to jointly agree upon an alternate base rate of interest to the LIBO Rate that gives due consideration to the then-prevailing market convention for determining a rate of interest for loans in the United States at such time, and the Lender and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes as may be applicable. Until an alternate rate of interest shall be determined in accordance with this Section 4.6(b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 4.6(b), only to the extent the LIBO Rate for such Interest Period is not available or published at such time on a current basis), Section 4.6(a) shall be applicable.
ARTICLE V
CONDITIONS TO MAKING THE LOANS
SECTION 5.1    Credit Extensions. The obligation of the Lender to make the Initial Loan shall be subject to the execution and delivery of this Agreement by the parties hereto, the delivery of a Loan Request as requested pursuant to Section 2.3, and the satisfaction of each of the conditions precedent set forth below in this Article (other than Sections 5.20 and 5.22). The obligation of the Lender to make each Delayed Draw Advance shall be subject to the prior making of the Initial Loan, the delivery of a Loan Request as requested pursuant to Section 2.3, and the satisfaction of each of the conditions precedent set forth below in Sections 5.3, 5.8, 5.20 and 5.22.
SECTION 5.2    Secretary’s Certificate, Etc.. The Lender shall have received from the Borrower and each Subsidiary party to a Loan Document, (i) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (ii) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member, general partner, or other Authorized Officer as applicable, as to
(a)    resolutions of each such Person’s Board of Directors (or other managing body, in the case of other than a corporation) then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;
(b)    the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and
(c)    the full force and validity of each Organic Document of such Person and copies thereof;
upon which certificates the Lender may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.
SECTION 5.3    Closing Date Certificate. The Lender shall have received a Closing Date Certificate, dated as of the Closing Date or any relevant Delayed Draw Advance Date, as the case may be, and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct, and such statements shall include that (i) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects (except with respect to any representation or warranty qualified by materiality or Material Adverse Effect, which representation or warranty shall be true and correct in all respects), (ii) no Default shall have then occurred and be continuing, or would result from the Loan to be advanced on the Closing Date or any relevant Delayed Draw Advance Date, as the case may be, and (c) all of the conditions set forth in this Article V have been satisfied. All documents and agreements required to be appended to the Closing Date Certificate, if any, shall be in form and substance reasonably satisfactory to the Lender, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.
SECTION 5.4    Payment of Outstanding Indebtedness, Etc.. All Indebtedness identified in Schedule 8.2(b), together with all interest, all prepayment premiums and all other amounts due and payable with respect thereto, shall have been paid in full from the proceeds of the Loan and the commitments in respect of such Indebtedness shall have been terminated, and all Liens securing payment of any such Indebtedness shall have been released (or authorized to be released upon receipt of such payment in full) and the Lender shall have received (or upon such payment in full shall receive) all Uniform Commercial Code Form UCC-3 termination statements or other instruments (including customary payoff letters) as may be suitable or appropriate in connection therewith.
SECTION 5.5    Delivery of Note. The Lender shall have received a Note duly executed and delivered by an Authorized Officer of the Borrower.
SECTION 5.6    Financial Information, Etc.. The Lender shall have received
(a)    audited consolidated financial statements of the Borrower and the Subsidiaries for each of the fiscal years ended December 31, 2015, December 31, 2016, and December 31, 2017.
(b)    unaudited consolidated balance sheets of the Borrower and the Subsidiaries for each fiscal quarter ended after December 31, 2017, together with the related consolidated statement of operations, shareholder’s equity and cash flows for the twelve months then ended; and
(c)    such other financial information as to the Borrower and the Subsidiaries and their respective businesses, assets and liabilities as the Lender may reasonably request.
SECTION 5.7    Compliance Certificate. The Lender shall have received an initial Compliance Certificate on a pro forma basis as if the Initial Loan had been made as of January 31, 2019, and as to such items therein as the Lender reasonably requests, dated the Closing Date, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting Authorized Officer of the Borrower.
SECTION 5.8    Solvency, Etc.. The Lender shall have received a solvency certificate duly executed and delivered by the chief financial or accounting Authorized Officer of the

Borrower, dated as of the Closing Date or any relevant Delayed Draw Advance Date, as the case may be, in form and substance satisfactory to the Lender.
SECTION 5.9    Guarantee. The Lender shall have received executed counterparts of the Guarantee, dated as of the date hereof, duly executed and delivered by each Domestic Subsidiary.
SECTION 5.10    Security Agreements. The Lender shall have received executed counterparts of the Security Agreement, dated as of the date hereof, duly executed and delivered by the Borrower and each Subsidiary, together with
(a)    certificates (in the case of Capital Securities that are securities (as defined in the UCC)), if any, evidencing all of the issued and outstanding Capital Securities owned by the Borrower or any Subsidiary in the Subsidiaries, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Capital Securities that are uncertificated securities (as defined in the UCC), confirmation and evidence satisfactory to the Lender that the security interest therein has been perfected by control by the Lender in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Securities;
(b)    financing statements suitable in form for naming the Borrower and each Subsidiary as a debtor and the Lender as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Lender, desirable to perfect the security interests of the Lender pursuant to the Security Agreement;
(c)    UCC Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person (i) in any assets of the Borrower or any Subsidiary (other than those relating to Permitted Liens), and (ii) securing any of the Indebtedness identified in Schedule 8.2(b), together with such other UCC Form UCC-3 termination statements as the Lender may reasonably request from the Borrower or any Subsidiary;
(d)    landlord access agreements and bailee letters in form and substance satisfactory to the Lender from the landlord to the Borrower with respect to the property located at 3165 Millrock Drive, Suite 400, Salt Lake City, Utah 84121; and
(e)    evidence that all deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts of the Borrower and each Subsidiary are Controlled Accounts (other than Excluded Accounts).
SECTION 5.11    Intellectual Property Security Agreements. The Lender shall have received a Patent Security Agreement, a Copyright Security Agreement and a Trademark Security Agreement, as applicable, each dated as of the Closing Date, duly executed and delivered by the Borrower or any Subsidiary to the extent such Person is required to deliver same pursuant to the Security Agreement.
SECTION 5.12    Reserved.

SECTION 5.13    Stock Purchase Agreement. The Lender shall have received an executed counterpart of the Stock Purchase Agreement, dated as of the date hereof, executed and delivered by an Authorized Officer of the Borrower, and the transactions contemplated thereunder shall close contemporaneously with the closing hereunder.
SECTION 5.14    Opinions of Counsel. The Lender shall have received an opinion, dated the Closing Date and addressed to the Lender, from Dorsey & Whitney LLP, counsel to the Borrower and the Subsidiaries, covering such matters and otherwise in form and substance reasonably satisfactory to the Lender.
SECTION 5.15    Insurance. The Lender shall have received certified copies of the insurance policies (or binders in respect thereof), from one or more insurance companies reasonably satisfactory to the Lender, evidencing coverage required to be maintained pursuant to each Loan Document, with the Lender named as loss payee or additional insured, as applicable.
SECTION 5.16    Closing Fees, Expenses, Etc.; Fee Letter Consideration. The Lender shall have received (or, upon funding of the Initial Loan, will receive) for its own account (i) all fees, costs and expenses due and payable pursuant to Section 10.3, (ii) the Upfront Fee and (iii) the initial Administration Fee as set forth in Section 3.10.
SECTION 5.17    Anti-Terrorism Laws. The Lender shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act, as may be requested by the Lender.
SECTION 5.18    Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any Subsidiary shall be reasonably satisfactory in form and substance to the Lender and its counsel, and the Lender and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments relating to the Borrower or the Subsidiaries as the Lender or its counsel may reasonably request.
SECTION 5.19    Permitted A/R Facility Indebtedness. (a) The Lender shall have received a fully executed copy of the SVB Facility Agreement executed by the parties thereto, in form and substance reasonably satisfactory to the Lender, with all conditions to the effectiveness of such agreement satisfied or the fulfillment of any such condition waived with the consent of the Lender. (b) There shall be no Permitted A/R Facility Indebtedness outstanding (it being understood that this condition does not prohibit the existence of undrawn commitments for Permitted A/R Facility Indebtedness).
SECTION 5.20    Technology Revenue Base. As to any Delayed Draw Advance, the Lender shall be satisfied that (a) as to any Delayed Draw Advance that causes the aggregate amount of the Delayed Draw Advances to be in an amount not greater than $10,000,000, the Technology Revenue Base for the twelve full calendar months prior to the Delayed Draw Advance Date as to such Delayed Draw Advance was made was at least $60,000,000, (b) as to any Delayed Draw Advance that causes the aggregate amount of the Delayed Draw Advances to be in an amount greater than $10,000,000 but not greater than $20,000,000, the Technology Revenue Base for the twelve full calendar months prior to the Delayed Draw Advance Date as to which such Delayed Draw Advances was made was at least $70,000,000; (c) as to any Delayed Draw Advance that causes the aggregate amount of the Delayed Draw Advances to be in an amount greater than $20,000,000 but not greater than $25,000,000, the Technology Revenue Base for the twelve full calendar months prior to the Delayed Draw Advance Date as to such Delayed Draw Advance was made was at least $75,000,000 or (d) as to any Delayed Draw Advance that causes the aggregate amount of the Delayed Draw Advances to be in an amount greater than $25,000,000 but not greater than $30,000,000, the Technology Revenue Base for the twelve full calendar months prior to the Delayed Draw Advance Date as to such Delayed Draw Advance was made was at least $80,000,000.
SECTION 5.21    Equity Commitments. The Lender shall be reasonably satisfied that on the Closing Date, the Borrower has entered into and consummated one or more transactions with Persons other than the Lender or its Affiliates under which such Persons have purchased Capital Securities of the Borrower and the Borrower has received cash proceeds with respect to all such purchases in an amount equal to at least $5,000,000.
SECTION 5.22    Disclosure Schedules. As to any Delayed Draw Advance, immediately prior to the Delayed Draw Advance Date with respect thereto, the Borrower shall deliver to the Lender updates to Schedules 6.15(a), 6.16, 6.19, 6.22 and 6.23 each such updated Schedule to be complete and accurate in all material respects as of such Delayed Draw Advance Date.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
In order to induce the Lender to enter into this Agreement and to make the Loans hereunder, the Borrower represents and warrants on the Closing Date and on each Delayed Drawing Advance Date, to the Lender as set forth in this Article.
SECTION 6.1    Organization, Etc.. The Borrower and each Subsidiary (a) is validly organized and existing and in good standing or current status, as applicable, under the laws of the jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing or current status, as applicable, as a foreign entity in each jurisdiction where the nature of its business requires such qualification (unless the failure to so qualify as a foreign entity could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), and (b) has full power and authority and holds all requisite governmental licenses, permits and other approvals required (i) to enter into and perform its Obligations under each Loan Document to which it is a party, and (ii) to own or hold under lease its property and to conduct its business substantially as currently conducted by it in all material respects.
SECTION 6.2    Due Authorization, Non-Contravention, Etc.. The execution, delivery and performance by the Borrower and each Subsidiary of each Loan Document executed or to be executed by it are in each case within such Person’s organizational powers, have been duly authorized by all necessary organizational action, and do not

(a)    contravene (i) the Borrower’s or any Subsidiary’s Organic Documents, (ii) any court decree or order binding on or affecting the Borrower or any Subsidiary or (iii) any law or governmental regulation binding on or affecting the Borrower or any Subsidiary; or
(b)    result in (i) or require the creation or imposition of any Lien on the Borrower’s or any Subsidiary’s properties (except in favor of the Lender or as otherwise permitted by this Agreement) or (ii) a default under any material contract, agreement, or instrument binding on or affecting the Borrower or any Subsidiary.
SECTION 6.3    Government Approval, Regulation, Etc.. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect) is required for the due execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document to which it is a party.
SECTION 6.4    Validity, Etc.. Each Loan Document to which the Borrower or any Subsidiary is a party constitutes the legal, valid and binding obligations of such Person enforceable against such Person in accordance with its respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).
SECTION 6.5    Financial Information. The financial statements of the Borrower and the Subsidiaries furnished to the Lender pursuant to Sections 5.6 and 7.1 have been prepared in accordance with GAAP, consistently applied, and present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the consolidated results of their operations for the periods then ended.
SECTION 6.6    No Material Adverse Change. Except as set forth on Schedule 6.6, there has been no material adverse change in the business, financial performance or condition, operations (including the results thereof), assets, properties or prospects of the Borrower or any Subsidiary since December 31, 2017.
SECTION 6.7    Litigation, Labor Matters and Environmental Matters.
(a)    Except as described on Schedule 6.7(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in liabilities to the Borrower and its Subsidiaries in excess of $500,000 or (ii) that would reasonably be likely to adversely affect this Agreement or the transactions contemplated hereby in any material respect.
(b)    There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) that would reasonably be expected, individually or in the aggregate, to result in liabilities to the Borrower and its Subsidiaries in excess of $500,000 or (ii) that would reasonably be likely to adversely affect this Agreement or the transactions contemplated hereby in any material respect.
(c)    Neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Permit under or in connection with any Environmental Law (“Environmental Permit”), (ii) is or has been subject to any Environmental Liability, (iii) has received notice of any Environmental Liability, or (iv) knows of any basis for any Environmental Liability, in each case of (i) through (iv) above, which would reasonably be expected to result in liabilities to the Borrower and the Subsidiaries, taken as a whole, in excess of $500,000.
SECTION 6.8    Subsidiaries. The Borrower has no Subsidiaries except those Subsidiaries which are identified in Schedule 6.8 (which Schedule also identifies the direct and indirect owners of the Capital Securities of such Subsidiaries) or which are permitted to have been organized or acquired after the Closing Date in accordance with Section 8.5 or Section 8.7.
SECTION 6.9    Ownership of Properties. The Borrower and each Subsidiary owns (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever reflected in the Borrower’s most recent financial statements provided to the Borrower, free and clear in each case of all Liens or claims, except for (a) Liens permitted pursuant to Section 8.3 and (b) assets that may have been disposed of in a manner permitted by Section 8.8.
SECTION 6.10    Taxes. The Borrower and each Subsidiary has filed all tax returns and reports required by law to have been filed by it and has paid all Taxes due and owing, except (i) state or local tax returns and reports under which the aggregate reported amounts do not exceed $100,000, (ii) payments of state or local Taxes that do not exceed $100,000 in the aggregate, and (iii) any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
SECTION 6.11    Benefit Plans, Etc.. None of the Borrower or any of the Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or has any actual or potential liability with respect to, any Benefit Plan. None of the Borrower or any of the Subsidiaries is a party to any collective bargaining agreement, and none of the employees of the Borrower or any of the Subsidiaries are subject to any collective bargaining agreement with respect to their employment with the Borrower, any of the Subsidiaries, or any of their respective ERISA Affiliates. Each “employee benefit plan” as defined in section 3(3) of ERISA that provides retirement benefits, is sponsored by the Borrower or any of their ERISA Affiliates, and is intended to be tax qualified under section 401 or 501 of the Code has a determination letter or opinion letter from the Internal Revenue Service on which it remains entitled to rely, and no assets of any such plan are invested in Capital Securities of the Borrower. Each employee benefit plan, program or arrangement sponsored, maintained, contributed to or required to be contributed to by the Borrower or any Subsidiary has complied, both in form and in operation, in all material respects with its terms and applicable law. Each employee benefit plan as defined in Section 3(3) of ERISA that provides medical, dental, vision, or long-term disability benefits and that is sponsored by the Borrower or any of its Subsidiaries or any of their ERISA Affiliates (or under which any of these entities has any actual or potential liability), is fully insured by a third-party insurance company.
SECTION 6.12    Accuracy of Information. None of the information heretofore or contemporaneously furnished in writing to the Lender by or on behalf of the Borrower or any Subsidiary in connection with any Loan Document or any transaction contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading.
SECTION 6.13    Regulations U and X. None of the Borrower or any Subsidiary is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of the Loans will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.
SECTION 6.14    Solvency. The Borrower, individually, and the Borrower and its Subsidiaries taken as a whole, on a consolidated basis, both before and after giving effect to the Loans, are Solvent.
SECTION 6.15    Intellectual Property.
(a)    Schedule 6.15(a) (as updated in accordance with Section 5.22) sets forth a complete and accurate list as of the Closing Date or any relevant Delayed Draw Advance Date, as the case may be, of all (i) Patents including any Patent applications and other material so defined as Patents,(ii) registered and material unregistered Trademarks (including domain names) and any pending registrations for Trademarks, (iii) any other registered Intellectual Property and (iv) any commercially significant unregistered Intellectual Property, in each case (i) through (iv), owned, purportedly owned or licensed by the Borrower or any of the Subsidiaries. For each item of Intellectual Property listed on Schedule 6.15(a), the Borrower has, where relevant, indicated (A) the countries in each case in which such item is registered, (B) the application numbers, (C) the registration or patent numbers, (D) with respect to the Patents, the expected expiration date of the issued Patents, (E) the owner of such item of Intellectual Property and (F) with respect to Intellectual Property owned by any Third Party, an identification of the agreement pursuant to which that Intellectual Property is licensed to the Borrower or any Subsidiary.
(b)    The Owned Intellectual Property and Licensed Intellectual Property together constitute all Intellectual Property necessary for the operation of the business of the Borrow and the Subsidiaries as currently conducted in all material respects and as currently proposed to be conducted by the Borrow and the Subsidiaries in all material respects.
(c)    The Borrower and each Subsidiary owns, has a valid license or rights in any other form to all rights associated with Owned Intellectual Property and Licensed

Intellectual Property material to its business free and clear of any and all Liens other than Liens permitted pursuant to Section 8.3.
(d)    Each of the Borrower and each Subsidiary, as applicable, is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property. All such Owned Intellectual Property is in full force and effect, and have not expired, lapsed or been forfeited, cancelled or abandoned unless permitted hereunder.
(e)    Each of the Borrower and the Subsidiaries, as applicable, has taken commercially reasonable actions to maintain and protect all Owned Intellectual Property and there are no unpaid maintenance or renewal fees payable by the Borrower or any of the Subsidiaries that are currently overdue for any of such registered Owned Intellectual Property that could reasonably be expected to materially and adversely affect the same.
(f)    There is no proceeding challenging the validity or enforceability of any Owned Intellectual Property, and none of the Borrower or any of the Subsidiaries is involved in any proceeding challenging the validity or enforceability of any Intellectual Property with any Person and none of the Owned Intellectual Property is the subject of any Other Administrative Proceeding.
(g)    All Owned Intellectual Property is enforceable and, to the knowledge of the Borrower, valid. The Owned Intellectual Property has not been adjudged invalid of unenforceable in whole or in part.
(h)    To the knowledge of the Borrower, no Third Party is committing any material act of Infringement of any Owned Intellectual Property.
(i)    None of the Borrower or any of the Subsidiaries has received written notice from any Third Party alleging that the conduct of its business (including the development, manufacture, use, sale or other commercialization of any Product) Infringes in any material respect on any Intellectual Property of that Third Party and, to the knowledge of the Borrower, the conduct of its business and the business of the Subsidiaries (including the development, manufacture, use, sale or other commercialization of any Product) does not Infringe in any material respect any Intellectual Property of any Third Party.
(j)    The Borrower and the Subsidiaries have used commercially reasonable efforts and precautions to protect their rights in, and with respect to, Confidential Business Information, maintain the confidentiality of, their respective Owned Intellectual Property.
(k)    None of the Borrower or any of the Subsidiaries has incorporated any Copyleft Materials into any Products or used Copyleft Materials, in each case, in a manner that requires the Products, any portion thereof, or any Owned Intellectual Property, to be subject to Copyleft Licenses.
SECTION 6.16    Material Agreements. Set forth on Schedule 6.16 (as the same may be updated in accordance with Section 5.22) is a complete and accurate list as of the Closing Date or any relevant Delayed Draw Advance Date, as the case may be, of all Material Agreements (other than purchase orders made or received in the ordinary course of business) of the Borrower or any of the Subsidiaries, with an adequate description of the parties thereto and amendments and modifications thereto as of such dates. As of such dates, respectively, each such Material Agreement (i) is in full force and effect and is binding upon and enforceable against the Borrower and the Subsidiaries party thereto and all other parties thereto in accordance with its terms, (ii) has not been amended or otherwise modified and (iii) has not suffered a default thereunder on the part of the Borrower or any Subsidiary, or, to the knowledge of the Borrower, any other party thereto. As of such dates, respectively, none of the Borrower or any of the Subsidiaries has taken any action that would permit any other Person party to any Material Agreement to have, and, to the knowledge of the Borrower, no such Person otherwise has, any material defenses, counterclaims, termination rights or rights of setoff thereunder, except for credit memos and other similar offsets in the ordinary course of business.
SECTION 6.17    Permits. The Borrower and the Subsidiaries have all Permits, including Environmental Permits, necessary or required for the ownership, operation and conduct of their business and the distribution of the Products. All such Permits are validly held and there are no defaults thereunder on the part of the Borrower or any Subsidiary, or, to the knowledge of the Borrower, any other party thereto.
SECTION 6.18    Regulatory Matters.
(a)    The business of the Borrower and its Subsidiaries has been, and currently is, being conducted in compliance in all material respects with all applicable U.S. federal, state, local or foreign laws, Privacy Laws, statutes, ordinances, rules, regulations, guidances, judgments, orders, injunctions, decrees, arbitration awards and Key Permits issued by any Governmental Authority (collectively, “Laws”).
(b)    None of the Products of the Borrower or its Subsidiaries are subject to regulations by the U. S. Food & Drug Administration, or any comparable foreign Governmental Authority, as a medical device.
(c)    To the Borrower’s knowledge, no material investigation by any Governmental Authority with respect to the Borrower is pending or threatened. The Borrower has not received any written communication from any Person (including any Governmental Authority) alleging any material noncompliance with any Laws or any written communication from any Governmental Authority or accrediting organization of any material issues, problems, or concerns regarding the quality or performance of the Products, and to the knowledge of the Borrower, there is no basis for any material adverse regulatory action against the Borrower or any of the Subsidiaries.
(d)    No right of the Borrower to receive reimbursements pursuant to any government program or private program has ever been terminated other than by the Borrower or the Subsidiaries in the ordinary course of business, or otherwise adversely affected in any material respect as a result of any investigation or enforcement action, whether by any Governmental Authority or other Third Party, and the Borrower has not been the subject of any inspection, investigation, or audit, by any Governmental Authority for the purpose of any material alleged improper activity.

(e)    There is no arrangement relating to the Borrower providing for any rebates, kickbacks or other forms of compensation that are unlawful to be paid to any Person in return for the referral of business or for the arrangement for recommendation of such referrals. All billings by the Borrower for its services have been true and correct in all material respects and, to the Borrower’s knowledge, are in compliance in all material respects with all applicable Laws, including the Federal False Claims Act or any applicable state false claim or fraud Law.
(f)    The transactions contemplated by the Loan Documents (or contemplated by the conditions to effectiveness of any Loan Document) will not impair the Borrower’s or any of the Subsidiaries’ ownership of or rights under (or the license or other right to use, as the case may be) any Regulatory Authorizations relating to the Products in any material manner.
SECTION 6.19    Reserved.
SECTION 6.20    Investment Company Act. None of the Borrower or any Subsidiary is an “investment company” or is “controlled” by an “investment company,” as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
SECTION 6.21    OFAC. None of the Borrower, any Subsidiary or, to the knowledge of the Borrower, any Related Party (a) is currently the subject of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction, or (c) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Lender and its Affiliates) of Sanctions.
SECTION 6.22    Deposit and Disbursement Accounts. Set forth on Schedule 6.22 (as the same may be updated in accordance with Section 5.22) is a complete and accurate list as of the Closing Date or any relevant Delayed Draw Advance Date, as the case may be, of all banks and other financial institutions at which the Borrower or any Subsidiary maintains deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts, such Schedule correctly identifies the name, address and telephone number of each bank or financial institution, the name in which each such account is held, the type of each such account, and the complete account number for each such account, and each such account is a Controlled Account as required pursuant to Section 7.13.
SECTION 6.23    Data Privacy and Information Security.
(a)    The Borrower and its Subsidiaries maintain appropriate data security policies, processes, and controls and an appropriate comprehensive privacy program, all of which meet or exceed any requirements of applicable Law in all material respects. Schedule 6.23(a) sets forth the terms of each such policy or written data security or privacy program (or a reasonable description thereof) that has been adopted by the Borrower or a

Subsidiary at present time. None of the Borrower’s or any Subsidiary’s privacy statements or disclosures have been or are misleading or deceptive, and the contemplated transactions to be consummated hereunder as of the Closing will not violate any privacy statements, other consumer-facing disclosures or Laws. There is not currently pending and there has not been in the past five years any action, proceeding, suit or claim against the Borrower or its Subsidiaries with respect to privacy or data security, and, to the knowledge of the Borrower, neither the Borrower nor any Subsidiary nor any Products have experienced any security incident in which an unauthorized party accessed or acquired Personal Data or Confidential Business Information.
(b)    The Borrower and its Subsidiaries have contractually obligated all Data Processors to commercially reasonable contractual terms relating to the protection and use of Personal Data and IT Assets, including without limitation obligations substantially similar to the following: (i) compliance with applicable Privacy Laws in all material respects, (ii) implementation of a commercially reasonable information security program that includes administrative, technical, and physical safeguards to protection the applicable data and/or systems, (iii) restricting processing of Personal Data to those authorized or required under the servicing, outsourcing, processing, or similar arrangement, and (iv) certifying or guaranteeing the return or adequate disposal or destruction of Personal Data. The Borrower and its Subsidiaries have taken commercially reasonable measures to ensure that all Data Processors have complied with their contractual obligations.
(c)    The IT Assets are sufficient and operate and perform as is necessary to conduct the business of the Borrower and the Subsidiaries as currently conducted in all material respects and as currently proposed to be conducted by the Borrow and the Subsidiaries in all material respects. To the knowledge of the Borrower, neither the IT Assets nor any Products contain any “virus,” “spyware,” “malware,” “worm,” “Trojan horse” (as such terms are commonly understood in the software industry), disabling codes or instructions, or other similar code or software routines or components that are designed or intended to delete, destroy, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to any data, files, software, system, network, or other device. The Borrower and its Subsidiaries have established, implemented and tested backup and disaster recovery policies, procedures and systems consistent with generally accepted standards for the industry in which the Borrower operates and sufficient to maintain the operation of the business of the Borrower and the Subsidiaries as currently conducted in all material respects and as currently proposed to be conducted in all material respects by the Borrower and the Subsidiaries.
(d)    The Borrower, its Subsidiaries, and, to the knowledge of Borrower, any Data Processors have implemented and maintained organizational, physical, administrative and technical measures consistent with generally accepted standards for the industry in which the Borrower operates to protect the operation, confidentiality, integrity, and security of all Confidential Business Information, Personal Data and IT Assets (including, for clarity, all information and transactions stored or contained therein or transmitted thereby) against unauthorized access, acquisition, interruption, alteration, modification, or use. To the knowledge of the Borrower, no Person has obtained unauthorized access to or use of any Confidential Business Information, Personal Data and IT Assets in the past 24 months.

(e)    The Borrower and its Subsidiaries have taken or caused to be taken commercially reasonable precautions to ensure that all IT Assets (i) are free from any material defect, bug, virus or programming, design or documentation error or corruption or other defect, and (ii) are fully functional and operate and run in a commercially reasonable manner. None of the IT Assets have malfunctioned or failed or have experienced any breakdowns or continued substandard performance in the past 24 months that has caused material disruption or material interruption in the Borrower’s or any Subsidiary’s use thereof or to the business of the Borrow and the Subsidiaries.
SECTION 6.24    HIPAA.
(a)    Neither the Borrower nor any Subsidiary is a Covered Entity. The Borrower and its Subsidiaries do not transmit any health information in electronic form in connection with a transaction covered by 45 C.F.R. Subtitle A, Subchapter C.
(b)    The Borrower and its Subsidiaries are Business Associates. The Borrower, each Subsidiary and any Data Processors have entered into a Business Associate agreement, as required by 45 C.F.R. § 164.502(e)(2) and in compliance with 45 C.F.R. § 164.504(e), in each instance where the Borrower, such Subsidiary or such Data Processor (i) acts as a Business Associate or (ii) provides Protected Health Information to a Third Party that the Borrower, its Subsidiaries or Data Processors received from, or received, created, maintained or transmitted for or on behalf of, a Covered Entity or Business Associate, in each case as required by, and in compliance with all requirements applicable to Business Associates under, HIPAA. The Borrower, its Subsidiaries and, to the knowledge of the Borrower, Data Processors are, and have been, in material compliance with all applicable Business Associate agreements and those portions of HIPAA applicable to Business Associates.
(c)    The Borrower and its Subsidiaries are in compliance with all security requirements required by HIPAA, including the HIPAA security rule. There has been no security incident or breach of any Protected Health Information, including any loss or unauthorized access, use or disclosure, of Protected Health Information that would constitute a breach for which notification to individuals, the media, or the U.S. Department of Health and Human Services is required under 45 C.F.R. Part164, Subpart D.
(d)    The Borrower and its Subsidiaries periodically perform a security risk analysis, as set forth in 45 C.F.R. § 164.308(a)(1)(ii)(A),that meets or exceeds the requirements for such assessment set forth in 45 C.F.R. Part 164, Subpart C. The Borrower and its Subsidiaries have addressed and remediated all material threats and deficiencies identified in every security risk analysis in accordance with applicable laws, including HIPAA.
ARTICLE VII
AFFIRMATIVE COVENANTS
The Borrower covenants and agrees with the Lender that until the Termination Date has occurred, the Borrower will, and will cause the Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.1    Financial Information, Reports, Notices, Etc.. The Borrower will furnish the Lender copies of the following financial statements, reports, notices and information:
(a)    as soon as available and in any event within 30 days after the end of each calendar month, in each case with supporting detail and certified by the chief financial or accounting Authorized Officer of the Borrower as presenting fairly in all material respects the financial condition of the Borrower and the Subsidiaries (subject to normal year-end audit adjustments), unaudited reports of (x) the Revenue Base, Technology Revenue Base and Consolidated EBITDA for the twelve-month period ending on such calendar month (on a month-by-month basis), and including in comparative form the figures for the corresponding calendar month in the immediately preceding Fiscal Year and (y) the Liquidity of the Borrower at the end of such calendar month and at the end of the corresponding calendar month in the preceding Fiscal Year, in comparative form;
(b)    as soon as available and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, an unaudited consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Borrower and the Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case) in comparative form the figures for the corresponding Fiscal Quarter in, and the year to date portion of, the immediately preceding Fiscal Year, certified by the chief financial or accounting Authorized Officer of the Borrower as presenting fairly in all material respects the financial condition of the Borrower and the Subsidiaries (subject to normal year-end audit adjustments) (subject to normal year-end audit adjustments);
(c)    as soon as available and in any event within 120 days after the end of each Fiscal Year beginning with the Fiscal Year ended December 31, 2018, a copy of the consolidated balance sheet of the Borrower and the Subsidiaries, and the related consolidated statements of income and cash flow of the Borrower and the Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants reasonably acceptable to the Lender;
(d)    concurrently with the delivery of the financial information pursuant to clauses (a), (b) and (c), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Borrower, (i) showing compliance with the financial covenants set forth in Section 8.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Borrower or any of the Subsidiaries has taken or proposes to take with respect thereto), (ii) stating that no Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate (or, if a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, a statement that such Subsidiary has complied with Section 7.8), and (iii) stating that no real property has been acquired by the Borrower or any of the Subsidiaries since the delivery of the last Compliance Certificate (or, if any real property has been acquired since the delivery of the last Compliance Certificate, a statement that the Borrower has complied with Section 7.8 with respect to such real property);

(e)    as soon as possible and in any event within three days after the Borrower obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower or any of the Subsidiaries has taken or proposes to take with respect thereto;
(f)    as soon as possible and in any event within three days after the Borrower obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Schedule 6.7(a) or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, notice thereof and, to the extent the Lender requests, copies of all documentation relating thereto;
(g)    as soon as possible and in any event within 30 days after the Borrower obtains knowledge of any return, recovery, dispute or claim related to Product that involves more than $500,000.
(h)    as soon as possible and in any event within three days after the Borrower obtains knowledge of (i) any claim that the Borrower, any of the Subsidiaries or one of their ERISA Affiliates has actual or potential liability under a Benefit Plan, (ii) any effort to unionize the employees of the Borrower or any Subsidiary, or (iii) correspondence with the Internal Revenue Service regarding the qualification of a retirement plan under Section 401(a) of the Code.
(i)    promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which the Borrower or any of the Subsidiaries files with the SEC or any national securities exchange;
(j)    concurrently with delivery thereof to the board of directors of the Borrower or any committees thereof, all notices and any materials delivered to the board of directors of the Borrower or any committees thereof in connection with a meeting of such board or committee, or with any action to be taken by written consent, including drafts of any material resolutions or actions proposed to be adopted by written consent, and all minutes of any such meetings promptly following such meetings; provided that the Borrower may withhold any such information and materials to the extent: (i) access thereto would adversely affect the attorney-client privilege between the Borrower and its counsel; or (ii) the Borrower’s board of directors, in the exercise of its fiduciary obligations and with the advice of counsel, determines that it is in the best interest of the Borrower to do so because the Lender or any of its Affiliates has an interest in the subject matter under discussion; in the event the Borrower withholds any such information or materials, the Borrower shall provide to the Lender a reasonable general description, which shall be true and correct in all material respects, of such withheld information;
(k)    promptly upon receipt thereof, copies of all “management letters” (or equivalent) submitted to the Borrower or any of the Subsidiaries by the independent public accountants referred to in clause (c) in connection with each audit made by such accountants;

(l)    as soon as possible and in any event by the later of the delivery of the next following Compliance Certificate or 30 days after (i) the Borrower enters into a new Material Agreement or (ii) an existing Material Agreement is amended or terminated;
(m)    as soon as available, but in any event not later than February 15 of each calendar year, the Borrower’s financial and business projections and budget for such year, with evidence of approval thereof by the Borrower’s board of directors; and
(n)    such other financial and other information as the Lender may from time to time reasonably request (including information and reports in such detail as the Lender may request with respect to the terms of and information provided pursuant to the Compliance Certificate).
SECTION 7.2    Maintenance of Existence; Compliance with Contracts, Laws, Etc.. Each of the Borrower and each Subsidiary will preserve and maintain its legal existence (except as otherwise permitted by Section 8.7), perform in all material respects its obligations under Material Agreements to which the Borrower or any of the Subsidiaries is a party, and comply in all material respects with all applicable Laws, rules, regulations and orders, including the payment (before the same become delinquent), of all Taxes, other than state or local Taxes not exceeding $100,000 in the aggregate, imposed upon the Borrower or any of the Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Borrower or any of the Subsidiaries, as applicable.
SECTION 7.3    Maintenance of Properties. Each of the Borrower and the Subsidiaries will maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Borrower or any of the Subsidiaries may be properly conducted at all times, unless the Borrower or any of the Subsidiaries determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of the Borrower or any of the Subsidiaries or the Disposition of such property is otherwise permitted by Section 8.7 or Section 8.8.
SECTION 7.4    Insurance. Each of the Borrower and each of the Subsidiaries will maintain:
(a)    insurance on its property with financially sound and reputable insurance companies against business interruption, loss and damage in at least the amounts (and with only those deductibles) reasonably acceptable to the Lender, and against such risks as reasonably acceptable to the Lender; and
(b)    all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.
Without limiting the foregoing, all insurance policies required pursuant to clause (a) of this Section shall (i) name the Lender as mortgagee and loss payee (in the case of property insurance)

and additional insured (in the case of liability insurance), as applicable, and provide that no cancellation of the policies will be made without providing at least 30 days prior written notice thereof of the Lender and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.
SECTION 7.5    Books and Records. Each of the Borrower and each of the Subsidiaries will keep books and records in accordance with GAAP which accurately reflect in all material respects all of its business affairs and transactions and permit the Lender or any of its representatives, at reasonable times and intervals upon reasonable notice to the Borrower, to visit the Borrower’s or any of the Subsidiaries’ offices, to discuss the Borrower’s or any of the Subsidiaries’ financial or other matters with its officers and employees, and its independent public accountants (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower’s and any of the Subsidiaries’ financial and other matters with the Lender or its representatives whether or not any representative of the Borrower or any of the Subsidiaries is present) and to examine (and photocopy extracts from) any of its books and records. The Borrower shall pay any fees of such independent public accountant incurred in connection with the Lender’s exercise of its rights pursuant to this Section.
SECTION 7.6    Environmental Law Covenant. Each of the Borrower and each of the Subsidiaries will (i) use and operate all of its and their businesses, facilities and properties in material compliance with all Environmental Laws, and keep and maintain all material Environmental Permits and remain in compliance therewith, and (ii) promptly notify the Lender of, and provide the Lender with copies of all material claims, complaints, notices or inquiries relating to, any actual or alleged non-compliance with any Environmental Laws or Environmental Permits or any material actual or alleged Environmental Liabilities. The Borrower and each of the Subsidiaries will promptly resolve, remedy and mitigate any such non-compliance or material Environmental Liabilities, and shall keep the Lender informed as to the progress of same.
SECTION 7.7    Use of Proceeds. The Borrower will use of the Loan to repay certain existing indebtedness of the Borrower and for general business and investment purposes.
SECTION 7.8    Equity Investment. After the Closing Date and on or before the date that is sixty (60) days following the Closing Date, the Borrower will enter into and consummate one or more transactions with Persons other than the Lender or its Affiliates pursuant to which (i) such Persons purchase Capital Securities of the Borrower (excluding, for the avoidance of doubt, any Capital Securities referred to in Section 5.21) and (ii) the Borrower receives on or before such date aggregate cash proceeds from all such purchases in an amount equal to at least $5,000,000.
SECTION 7.9    Future Guarantors, Security, Etc.. The Borrower and each Subsidiary will execute any documents, financing statements, agreements and instruments, and take all further action that the Lender may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 8.3) of the Liens created or intended to be created by the Loan Documents. The Borrower will cause (a) any subsequently acquired or organized Domestic Subsidiary to execute a supplement (in form and substance reasonably satisfactory to the Lender) to the Guarantee and each other applicable Loan Document in favor of the Lender, effective upon its acquisition or formation and (b) 65% of the presently existing or thereafter arising issued and outstanding shares of Capital Securities of any Foreign Subsidiary to be pledged to the Lender pursuant to one or more pledge agreements or other documents reasonably acceptable to the Lender; provided that such pledge shall be perfected only under United States law as to any Foreign Subsidiary that owns assets with an aggregate value less than $100,000. The Borrower will promptly notify the Lender of any subsequently acquired fee ownership interest in real property having a value exceeding $500,000 and will provide the Lender with a description of such real property, the acquisition date thereof and the purchase price therefor. In addition, from time to time, each of the Borrower and each of the Domestic Subsidiaries will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created (in each case pursuant to documentation reasonably prescribed by the Lender), perfected Liens with respect to such of Collateral as the Lender shall designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the Collateral of the Borrower and the Domestic Subsidiaries (including fee interests in real property and personal property acquired subsequent to the Closing Date having a value exceeding $500,000). Notwithstanding anything to the contrary, the Borrower shall have no obligation to provide any leasehold mortgages or deeds of trust over leasehold interests to the Lender, unless the value of any such leasehold interest exceeds $500,000. Such Liens will be created under the Loan Documents in form and substance reasonably satisfactory to the Lender, and the Borrower and each of the Subsidiaries shall deliver or cause to be delivered to the Lender all such instruments and documents (including mortgages, legal opinions, title insurance policies and lien searches) as the Lender shall reasonably request to evidence compliance with this Section.
SECTION 7.10    Obtaining of Permits, Etc.. With respect to Products, each of the Borrower and each of the Subsidiaries will obtain, maintain and preserve, and take all necessary action to timely renew all Permits and accreditations which are necessary in the proper conduct of its business in all material respects.
SECTION 7.11    Maintenance of Regulatory Authorizations, Contracts, Intellectual Property, Etc..
(a)    With respect to the Products, each of the Borrower and each of the Subsidiaries will (i) maintain in full force and effect all Regulatory Authorizations, contract rights, authorizations or other rights necessary for the operations of its business in all material respects; (ii) maintain in full force and effect or pursue the prosecution of, as the case may be, and pay all costs and expenses relating to, all Owned Intellectual Property and all Material Agreements, except in the event that the Borrower determines in its reasonable commercial judgment not to do so; (iii) notify the Lender, promptly after learning thereof, of any Infringement or other material violation by any Person of any Owned Intellectual Property and diligently pursue any such Infringement or other violation except in any specific circumstances where both (x) the Borrower or any of the Subsidiaries are able to demonstrate that it is not commercially reasonable to do so and (y) where not doing so does not materially adversely affect any Product; (iv) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for, and protect against Infringement with respect to, all Owned Intellectual Property, including Patents; (v) notify the Lender, promptly after learning thereof, of any claim by any Person that the conduct of the Borrower’s or any of the Subsidiaries’ business (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of that Person and use commercially reasonable efforts to resolve such claim, except where the Borrower determines in its reasonable commercial judgment not to do so; and (vi) maintain an appropriate information security program with organizational, physical, administrative and technical measures consistent with generally accepted standards for the industry in which the Borrower operates to protect the operation, confidentiality, integrity, and security of all Confidential Business Information, Personal Data and IT Assets (including, for clarity, all information and transactions stored or contained therein or transmitted thereby) against unauthorized access, acquisition, interruption, alteration, modification, or use.
(b)    Each of the Borrower and its Subsidiaries will furnish to the Lender prompt written notice of the following, and, with respect to clauses (i) and (ii) below, copies of any notices from, or responses to, any Governmental Authority:
(i)    any notice that any Governmental Authority is limiting, suspending or revoking any material Regulatory Authorization, materially changing the market classification or labeling of or otherwise materially restricting the products of the Borrower or any of its Subsidiaries, or considering any of the foregoing;
(ii)    the Borrower or any of its Subsidiaries becoming subject to any administrative or regulatory action, or notice of violation letter, or any product of the Borrower or any of its Subsidiaries being seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing or import alert, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention or refusal, or seizure of any product are pending or threatened against the Borrower or any of its Subsidiaries; or
(iii)    copies of any written recommendation from any Governmental Authority or other regulatory body that the Borrower or any of its Subsidiaries, or any obligor to which the Borrower or any of its Subsidiaries provides services, should have its licensure, provider or supplier number, or accreditation suspended, revoked, or limited in any way, or any penalties or sanctions imposed.
(c)    Each of the Borrower and the Subsidiaries will promptly notify the Lender as soon as possible and in any event within 30 days of introducing any Product that is subject to regulation by the U. S. Food & Drug Administration, or any comparable foreign Governmental Authority, as a medical device.
SECTION 7.12    Inbound Licenses. Each of the Borrower and the Subsidiaries will, promptly after entering into or becoming bound by any material inbound license or agreement (other than off-the-shelf or “open-source” software that is commercially available to the public) on or prior to the delivery of the next following Compliance Certificate hereunder, provide written notice to the Lender of the material terms of such license or agreement with a description of its anticipated and projected impact on the Borrower’s and the Subsidiaries’ business and financial condition.

SECTION 7.13    Cash Management. Each of the Borrower and the Subsidiaries will:
(a)    maintain a current and complete list of all deposit accounts and securities accounts (of the type initially set forth on Schedule 6.22) and (other than (a) accounts exclusively used for payroll, payroll taxes and other employee wage and benefit programs to or for the benefit of the Borrower’s or a Subsidiary’s employees, which shall in no event hold in the aggregate more than the amount reasonably expected to meet such payroll expenses for the following calendar month, including bonuses and other payments to be paid within the following calendar month and (b) petty cash deposit accounts that contain an aggregate amount not in excess of $25,000 for any one account or $50,000 in the aggregate for all such accounts (the “Excluded Accounts”)) promptly deliver any updates to such list to the Lender; execute and maintain an “springing exclusive control” account control agreement for each such account (other than the Excluded Accounts), in form and substance reasonably acceptable to the Lender (each such account, a “Controlled Account”); and maintain each such account as a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations (and in which the Borrower and the Subsidiaries shall have granted a Lien to the Lender);
(b)    deposit promptly after the date of receipt thereof in accordance with prudent business practices all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other rights and interests into Controlled Accounts except to the extent permitted to be kept in Excluded Accounts;
(c)    at any time after the occurrence and during the continuance of an Event of Default, at the request of the Lender, promptly cause all payments constituting proceeds of accounts to be directed into lockbox accounts under agreements in form and substance satisfactory to the Lender; and
(d)    notwithstanding anything to the contrary, the Borrower shall have no obligation to furnish to the Lender a deposit account control agreement as to the Borrower’s existing deposit account located at Wells Fargo Bank, National Association, so long as (a) such account is closed within 6 months after the date hereof and (b) until such account is closed, substantially all of the cash contained in such account is swept to a Controlled Account on each business day.
SECTION 7.14    Lender Calls. The chief executive officer and other members of senior management requested by the Lender shall hold a meeting with the Lender (to the extent requested by Lender) in person or by teleconference, in either case as requested by Lender, within one month after the delivery by Borrower of its financial statements pursuant to Sections 7.1(b) and (c), to, at a minimum, discuss business operations and matters referenced in the board materials previously delivered to the Lender pursuant to Section 7 and review financial statements, in each case with respect to the Borrower and its Subsidiaries.
SECTION 7.15    Post-Closing Deliverables. Notwithstanding anything to the contrary herein or in the Loan Documents (it being understood that to the extent that the existence of any of the following post-closing obligations that is not overdue would otherwise cause any representation, warranty, covenant, default or event of default in this Agreement or any other

Loan Document to be in breach, the Lender hereby waives such breach for the period from the Closing Date until the first date on which such condition is required to be fulfilled (giving effect to any extensions thereof) pursuant to this Section 7.15), the Borrower shall or, in the case of the delivery under Section 7.15(b) shall use commercially reasonable efforts to, deliver or cause to be delivered the following items to the Lender no later than the dates set forth below (or such later date agreed to by the Lender in its sole discretion), and each such item shall be in form and substance reasonably satisfactory to the Lender:
(a)    no later than thirty (30) days after the Closing Date, insurance endorsements from one or more insurance companies reasonably satisfactory to the Lender, evidencing property and liability coverage required to be maintained pursuant to each Loan Document, with the Lender named as loss payee or additional insured, as applicable;
(b)    no later than and sixty (60) days after the Closing Date, a landlord access agreement from the landlord to the Borrower with respect to the property located at 3165 Millrock Drive, Suite 400, Salt Lake City, Utah 84121; and
(c)    no later than and thirty (30) days after the Closing Date, evidence that all deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts of the Borrower and each Subsidiary are Controlled Accounts (other than Excluded Accounts and accounts described in Section 7.13(d)), which, for the avoidance of doubt, shall include execution of a (i) Deposit Account Control Agreement entered into by and among the Borrower, the Lender and Silicon Valley Bank and (ii) Securities Account Control Agreement entered into by and among the Borrower, the Lender, U.S. Bank, N.A., and SVB Asset Management.
ARTICLE VIII
NEGATIVE COVENANTS
The Borrower covenants and agrees with the Lender that until the Termination Date has occurred, the Borrower and the Subsidiaries will perform or cause to be performed the obligations set forth below.
SECTION 8.1    Business Activities. None of the Borrower or any of the Subsidiaries will engage in any business activity except those business activities engaged in on the date of this Agreement and activities reasonably incidental thereto.
SECTION 8.2    Indebtedness. None of the Borrower or any of the Subsidiaries will create, incur, assume or permit to exist any Indebtedness, other than:
(a)    Indebtedness in respect of the Obligations;
(b)    until the Closing Date, Indebtedness that is to be repaid in full as further identified in Schedule 8.2(b);
(c)    Indebtedness existing as of the Closing Date which is identified in Schedule 8.2(c), and refinancing of such Indebtedness in a principal amount not in excess of that which is outstanding on the Closing Date (as such amount has been reduced following the Closing Date);
(d)    unsecured Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business in an aggregate amount at any time outstanding not to exceed $1,000,000;
(e)    Purchase Money Indebtedness and Capitalized Lease Liabilities in a principal amount not to exceed $1,000,000 in the aggregate outstanding at any time;
(f)    Permitted Subordinated Indebtedness;
(g)    Permitted A/R Facility Indebtedness;
(h)    Indebtedness of any Subsidiary or the Borrower owing to the Borrower or any Subsidiary;
(i)    Indebtedness incurred in connection with commercial credit cards incurred in the ordinary course of business; and
(j)    other Indebtedness of the Borrower and the Subsidiaries in an aggregate amount at any time outstanding not to exceed $1,000,000;
provided that, no Indebtedness otherwise permitted by clauses (c), (e), (f), (h) or (j) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.
SECTION 8.3    Liens. None of the Borrower or any of the Subsidiaries will create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except (collectively “Permitted Liens”):
(a)    Liens securing payment of the Obligations;
(b)    until the Closing Date, Liens securing payment of Indebtedness of the type described in clause (b) of Section 8.2;
(c)    Liens existing as of the Closing Date and disclosed in Schedule 8.3(c) securing Indebtedness described in clause (c) of Section 8.2, and refinancings of such Indebtedness; provided that, no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Closing Date (as such Indebtedness may have been permanently reduced subsequent to the Closing Date);
(d)    Liens securing Indebtedness of the Borrower or the Subsidiaries permitted pursuant to Section 8.2(e) (provided that (i) such Liens shall be created within 180 days of the acquisition of the assets financed with such Indebtedness and (ii) such Liens do not at any time encumber any property other than the property so financed and other customary related assets);

(e)    Liens solely on assets permitted to secure Permitted A/R Facility Indebtedness securing payment of Permitted A/R Facility Indebtedness;
(f)    Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
(g)    Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;
(h)    judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 9.1(f);
(i)    easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;
(j)    Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
(k)    licenses and/or sublicenses of Intellectual Property in the ordinary course of business, and restrictions under licenses of Intellectual Property entered into in the ordinary course of business pursuant to which the Borrower is a licensee;
(l)    banker’s liens, rights of setoff and Liens in favor of financial institutions incurred made in the ordinary course of business arising in connection with the Borrower’s or any Subsidiary’s deposit accounts or securities accounts held at such institutions to secure solely payment of indemnities and fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 7.13(a) hereof; and
(m)    Liens with respect to security deposits given by Borrower or any Subsidiary to secure real estate leases not exceeding $1,000,000 outstanding at any time.
The Lender agrees to execute and deliver such collateral subordination agreements and related documents as reasonably requested of it to confirm the priority of the Liens permitted pursuant to clause (e) of Section 8.3.
SECTION 8.4    Financial Covenants.

(a)    Minimum Revenue Base. The Revenue Base for the twelve month period ended at the end of any Fiscal Quarter during any period as set forth in the table below shall not be less than the amount in effect for such Fiscal Quarter as set forth in the table below:

	Prior to the Delayed Draw Advance Date	After the Delayed Draw Advance Date
Fiscal Quarter Ending March 31, 2019	$112,500,000	$117,500,000
Fiscal Quarter Ending June 30, 2019	$115,000,000	$120,000,000
Fiscal Quarter Ending September 30, 2019	$117,500,000	$122,500,000
Fiscal Quarter Ending December 31, 2019	$120,000,000	$125,000,000
Fiscal Quarter Ending March 31, 2020	$123,750,000	$130,000,000
Fiscal Quarter Ending June 30, 2020	$127,750,000	$135,000,000
Fiscal Quarter Ending September 30, 2020	$131,250,000	$140,000,000
Fiscal Quarter Ending December 31, 2020 and thereafter	$135,000,000	$145,000,000
(b)    Minimum Liquidity. The Liquidity of the Borrower shall not at any time be less than (i) on or prior to the initial Delayed Draw Advance Date, $5,000,000 or (ii) after the initial Delayed Draw Advance Date, $7,500,000. The Borrower shall maintain an amount equal to the amount required under this Section 8.4, along with its other cash and Cash Equivalent Investments, in a Controlled Account as required pursuant to Section 7.13(a) hereof.
SECTION 8.5    Investments. None of the Borrower or any of the Subsidiaries will purchase, make, incur, assume or permit to exist any Investment in any other Person, except (collectively, “Permitted Investments”):
(a)    Investments existing on the Closing Date and identified in Schedule 8.5(a);
(b)    Cash Equivalent Investments;
(c)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(d)    Investments consisting of any deferred portion of the sales price received by the Borrower or any of the Subsidiaries in connection with any Disposition permitted under Section 8.8;

(e)    Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;
(f)    Permitted Acquisitions;
(g)    Investments by the Borrower or any Guarantor in the Borrower or any Guarantor; and
(h)    cash Investments by the Borrower or any Guarantor in any Foreign Subsidiary (i) to cover ordinary, necessary, current operating expenses in the ordinary course of business not exceeding $500,000 in any Fiscal Year or (ii) for other purposes so long as such other Investments do not exceed $1,000,000 outstanding at any time;
(i)    Investments consisting of endorsement of negotiable instruments for deposit or collection or other similar transactions in the ordinary course of business;
(j)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advanced in the ordinary course of business and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements in the ordinary course of business, in the case of each of (i) and (ii) so long as such Investments for (i) and (ii) taken together do not to exceed $1,000,000 outstanding at any time;
(k)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates of the Borrower, in the ordinary course of business so long as such Investments do not exceed $1,000,000 outstanding at any time; provided that this paragraph (k) shall not apply to Investments of Borrower in any Subsidiary; and
(l)    other Investments in an amount not to exceed $500,000 outstanding at any time.
SECTION 8.6    Restricted Payments, Etc.. None of the Borrower or any of the Subsidiaries will declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than (a) Restricted Payments made by the Borrower or Subsidiaries to the Borrower or any Subsidiaries, (b) dividends by Borrower payable solely in the Borrower’s common stock and (c) repurchases by Borrower of the stock of former employees or consultants pursuant to stock repurchase agreements so long as no Event of Default exists at the time of such repurchase and would not exist after giving effect to such repurchase and the agreement amount of such repurchases does not exceed $250,000 in an Fiscal Year.
SECTION 8.7    Consolidation, Merger; Permitted Acquisitions, Etc.. None of the Borrower or any of the Subsidiaries will liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), other than in connection with a Permitted Acquisition, except that, so long as no Event of Default has occurred and is continuing (or would occur), any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the

Borrower or any Subsidiary; and provided further, in connection with any Permitted Acquisition, the Borrower or any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, so long as (i) the Person surviving such merger with any Subsidiary shall be a direct or indirect wholly-owned Subsidiary of the Borrower and a Guarantor, and (ii) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person.
SECTION 8.8    Permitted Dispositions. None of the Borrower or any of the Subsidiaries will Dispose of any of its assets (including accounts receivable and Capital Securities of the Borrower or Subsidiaries) to any Person in one transaction or series of transactions unless such Disposition (i) is inventory or obsolete, damaged, worn out or surplus property Disposed of in the ordinary course of its business, (ii) is a license for the use of Intellectual Property of the Borrower or its Subsidiaries that is on a non-exclusive basis, (iii) is permitted by Section 8.7, (iv) consists of Permitted Liens, (v) consists of Borrower’s use or transfer of money or Cash Equivalent Investments in a manner that is not prohibited by this Agreement or the Loan Documents, (vi) consists of transfers of assets by the Borrower or any Guarantor to the Borrower or any Guarantor, (vi) consists of non-exclusive licenses of Intellectual Property permitted by Section 7.11 and (vii) so long as no Event of Default has occurred and is continuing, consists of other Dispositions (other than Intellectual Property) not otherwise permitted by this Section 8.8 with a fair market value not to exceed $500,000 in any Fiscal Year that are made at fair market value and for which at least 75% of the consideration therefor consists of cash or Cash Equivalent Investments.
SECTION 8.9    Modification of Certain Agreements. None of the Borrower or any of the Subsidiaries will consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to, the terms or provisions contained in (i) any Organic Documents of the Borrower or any of the Subsidiaries, if the result would have an adverse effect on the rights or remedies of the Lender under this Agreement or any Loan Document, (ii) any Permitted A/R Facility Indebtedness if (a) the result would be prohibited by the relevant provisions of the subordination agreement or intercreditor agreement with respect thereto or (b) if there are no such relevant provisions, the result would have an adverse effect on the rights or remedies of the Lender under this Agreement or any Loan Document; or (iii) any agreement governing any Permitted Subordinated Indebtedness, if (a) the result would be prohibited by the relevant provisions of the subordination agreement or intercreditor agreement with respect thereto or (b) if there are no such relevant provisions, the result would advance the maturity date thereof or shorten the date on which any cash payment is required to be made thereon or would otherwise change any terms thereof in a manner adverse to the Lender.
SECTION 8.10    Transactions with Affiliates. None of the Borrower or any of the Subsidiaries will enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its Affiliates, unless such arrangement, transaction or contract (A) (i) is on fair and reasonable terms no less favorable to the Borrower or any Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not one of its Affiliates and (ii) is of the kind which would be entered into by a prudent Person in its position with a Person that is not one of its Affiliates, (B) is a bona fide equity financing with Borrower’s equity investors, (C) is a transaction between the

Borrower and any Guarantor or between Guarantors, (D) is a Permitted Investment of the type specified in Section 8.5 (g) or (h) and (E) constitutes reasonable and customary director and officer compensation (including bonuses and stock option programs) , benefits and indemnification arrangements, in the ordinary course of business and approved by the Board of Directors of the Borrower.
SECTION 8.11    Restrictive Agreements, Etc.. None of the Borrower or any of the Subsidiaries will enter into any agreement prohibiting (i) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, (ii) the ability of the Borrower or any of the Subsidiaries to amend or otherwise modify any Loan Document, or (iii) the ability of the Borrower or any Subsidiary to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments. The foregoing prohibitions shall not apply to restrictions contained (w) in any Loan Document, or (x) in the case of clause (i), in any agreement governing any Indebtedness permitted by clause (e) of Section 8.2 as to the assets financed with the proceeds of such Indebtedness or (y) in the case of clause (i), in any agreement governing any Permitted A/R Facility Indebtedness as to the assets as to which the holder of such Indebtedness has a first priority Lien as set forth in the collateral subordination agreement or intercreditor agreement with respect to Permitted A/R Facility Indebtedness or (z) in the case of clause (ii), in any collateral subordination agreement or intercreditor agreement with respect to Permitted A/R Facility Indebtedness.
SECTION 8.12    Sale and Leaseback. None of the Borrower or any of the Subsidiaries will directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.
SECTION 8.13    Product Agreements. None of the Borrower or any of the Subsidiaries will enter into any amendment with respect to any existing Product Agreement or enter into any new Product Agreement that contains (a) any provision that permits any counterparty other than the Borrower or any of the Subsidiaries to terminate such Product Agreement for any reasons related to the change of control of the Borrower, (b) any provision which restricts or penalizes a security interest in, or the assignment of, any Product Agreements, upon the sale, merger or other disposition of all or a material portion of a Product to which such Product Agreement relates, or (c) any other provision that has or is likely to adversely effect, in any material respect, any Product to which such agreement relates or to the Lender’s rights hereunder.
SECTION 8.14    Change in Name, Location or Executive Office or Executive Management; Change in Fiscal Year. None of the Borrower or any of the Subsidiaries will (i) change its legal name or any trade name used to identify it in the conduct of its business or ownership of its properties, (ii) change its jurisdiction of organization, (iii) relocate its chief executive office, principal place of business or any office in which it maintains books or records relating to its business (including the establishment of any new office or facility) without 30 days’ prior written notice to the Lender, (iv) change its federal taxpayer identification number or organizational number (or equivalent) without 30 days’ prior written notice to the Lender, (v) replace its chief executive officer or chief financial officer without written notification to the

Lender within 30 days thereafter, or (vi) change its Fiscal Year or any of its Fiscal Quarters, or (vi) enter into any Division/Series Transaction, or permit any of its Subsidiaries to enter into, any Division/Series Transaction (it being understood that none of the provisions in this Agreement nor any other Loan Document shall be deemed to permit any Division/Series Transaction).
SECTION 8.15    Benefit Plans and Agreements. None of the Borrower or any Subsidiary will (i) become the sponsor of, incur any responsibility to contribute to or otherwise incur actual or potential liability with respect to, any Benefit Plan, (ii) allow any “employee benefit plan” as defined in section 3(3) of ERISA that provides retirement benefits, is sponsored by the Borrower, any Subsidiary or any of their ERISA Affiliates, and is intended to be tax qualified under section 401 or 501 of the Code to cease to be tax qualified, (iii) allow the assets of any tax qualified retirement plan to become invested in Capital Securities of the Borrower or any Subsidiary, (iv) allow any employee benefit plan, program or arrangement sponsored, maintained, contributed to or required to be contributed to by the Borrower or any Subsidiary to fail to comply in all material respects with its terms and applicable law, or (v) allow any employee benefit plan as defined in Section 3(3) of ERISA that provides medical, dental, vision, or long-term disability benefits and that is sponsored by the Borrower or any of its Subsidiaries or any of their ERISA Affiliates (or under which any of these entities has any actual or potential liability), to cease to be fully insured by a third-party insurance company. The Borrower will not enter into any employment, severance, independent contractor, or consulting agreements or grant any equity awards other than in the ordinary course of business.
ARTICLE IX
EVENTS OF DEFAULT
SECTION 9.1    Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.
(a)    Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of (i) any principal any Loan, or (ii) any interest or fee described in Article III or any other monetary Obligation, and in the case of clause (ii) such default shall continue unremedied for a period of two Business Days after such amount was due.
(b)    (b) Breach of Warranty. Any representation or warranty made or deemed to be made by the Borrower or any of the Subsidiaries in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.
(c)    Non-Performance of Certain Covenants and Obligations. The Borrower or any Subsidiary shall default in the due performance or observance of any of its obligations under Section 7.7, Section 7.8 or Article VIII.
(d)    Non-Performance of Other Covenants and Obligations. The Borrower or any Subsidiary shall default in the due performance and observance of any other covenant, obligation or agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days (or, as to any default under Section 7.1 other than under Sections 7.1(a) through (d), 5 days) after the earlier to occur of (i) notice thereof given to the Borrower by the Lender or (ii) the date on which the Borrower or any Subsidiary has knowledge of such default.
(e)    Default on Other Indebtedness. A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness of the Borrower or any of the Subsidiaries having a principal or stated amount, individually or in the aggregate, in excess of $500,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.
(f)    Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $500,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against the Borrower or any of the Subsidiaries and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.
(g)    Change in Control. Any Change in Control shall occur.
(h)    Bankruptcy, Insolvency, Etc. The Borrower or (except as permitted pursuant to Section 8.7) any of the Subsidiaries shall
(i)    become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;
(ii)    apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;
(iii)    in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that, the Borrower and each Subsidiary hereby expressly authorizes the Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents;
(iv)    permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Borrower or any

Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that, the Borrower and each Subsidiary hereby expressly authorizes the Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents; or
(v)    take any action authorizing, or in furtherance of, any of the foregoing.
(i)    Impairment of Security, Etc. Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or any Subsidiary thereto; the Borrower, any Subsidiary or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected (to the extent perfection can obtained by the filing of financing statements, control or other actions that have been taken or requested to be taken by the Lender) first priority Lien (subject to Permitted Liens).
(j)    Key Permit Events. Any Key Permit or any of the Borrower’s or any Subsidiary’s material rights or interests thereunder is terminated or amended in any manner adverse to the Borrower or any Subsidiary in any material respect.
(k)    Material Adverse Change. Any circumstance occurs that has had or could reasonably be expected to have a Material Adverse Effect.
(l)    Key Person Event. If any of the following individuals ceases to be employed by the Borrower: (i) Dan Burton, (ii) Paul Horstmeier, (iii) Dale Sanders, or (iv) Tom Burton, unless, in each case, within 120 days after such individual ceases to be employed full time and actively working with the Borrower, the Borrower hires a replacement for such individual selected by the Borrower and reasonably acceptable to the Lender.
SECTION 9.2    Action if Bankruptcy. If any Event of Default described in clauses (i) through (iv) of Section 9.1(h) with respect to the Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand to any Person.
SECTION 9.3    Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (i) through (iv) of Section 9.1(h)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may, by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of the Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and the Commitments shall terminate.

ARTICLE X
MISCELLANEOUS PROVISIONS
SECTION 10.1    Waivers, Amendments, Etc.. The provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Lender and the Borrower.
No failure or delay on the part of the Lender in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower or any of the Subsidiaries in any case shall entitle it or any of them to any notice or demand in similar or other circumstances. No waiver or approval by the Lender under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
SECTION 10.2    Notices; Time. All notices and other communications provided under any Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to the Borrower or the Lender, to the applicable Person at its address or facsimile number set forth on Schedule 10.2 hereto, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York City time.
SECTION 10.3    Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket expenses of the Lender (including the reasonable fees and out-of-pocket expenses of Covington & Burling LLP, counsel to the Lender, and of local counsel, if any, who may be retained by or on behalf of the Lender) in connection with
(a)    the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;
(b)    the filing or recording of any Loan Document (including any financing statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Closing Date in jurisdictions where financing statements (or other documents evidencing Liens in favor of the Lender) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and
(c)    the preparation and review of the form of any document or instrument relevant to any Loan Document.

The Lender shall apply the $100,000 expense deposit that the Borrower furnished to the Lender prior to the date hereof to the fees and expenses that are payable or reimburseable in accordance with the foregoing sentence. The Borrower further agrees to pay, and to hold the Lender harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Loan Document, the Loans or the issuance of the Note. The Borrower also agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel to the Lender) incurred by the Lender in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.
SECTION 10.4    Indemnification. In consideration of the execution and delivery of this Agreement by the Lender, the Borrower hereby indemnifies, agrees to defend, exonerates and holds the Lender and each of its officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, obligations and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ and professionals’ fees and disbursements, whether incurred in connection with actions between the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), arising out of or relating to (i) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Lender pursuant to Article V not to fund any Loan), and (ii) any Environmental Liability, in each case with respect to an Indemnified Party except to the extent the Indemnified Liabilities arise due to the gross negligence or willful misconduct of such Indemnified Party as determined by a final judgment of a court of competent jurisdiction. If and to the extent that the foregoing indemnification may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.
SECTION 10.5    Survival. All representations, warranties, covenants and agreement made by the Borrower herein or in the other Loan Documents shall continue in full force and effect until the Termination Date; provided that the obligations of the Borrower under Section 4.1, Section 4.2, Section 4.3, Section 10.3 and Section 10.4, shall in each case survive any assignment by the Lender and the occurrence of the Termination Date. The representations and warranties made by the Borrower in each Loan Document shall survive the execution and delivery of such Loan Document.
SECTION 10.6    Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
SECTION 10.7    Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

SECTION 10.8    Execution in Counterparts, Effectiveness, Etc.. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower and the Lender, shall have been received by the Lender. Delivery of an executed counterpart of a signature page to this Agreement by email (e.g., “pdf” or “tiff”) or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 10.9    Governing Law; Entire Agreement. EACH LOAN DOCUMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.
SECTION 10.10    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or transfer its rights or obligations hereunder without the consent of the Lender.
SECTION 10.11    Other Transactions. Nothing contained herein shall preclude the Lender, from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.
SECTION 10.12    Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH

COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.
SECTION 10.13    Waiver of Jury Trial. THE LENDER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER IN CONNECTION THEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THE LOAN DOCUMENTS.
SECTION 10.14    Confidential Information. Subject to the provisions of Section 10.15, at all times prior to the Termination Date, the Receiving Party shall keep confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Disclosing Party, except to those of the Receiving Party’s employees, advisors or consultants who have a need to know such information to assist such Party in the performance of such Party’s obligations or in the exercise of such Party’s rights hereunder and who are subject to reasonable obligations of confidentiality (collectively, “Recipients”). Notwithstanding anything to the contrary set forth herein, (a) the Lender may disclose this Agreement and the terms and conditions hereof and any information related hereto, to (i) its Affiliates, (ii) potential and actual assignees of any of the Lender’s rights hereunder and (iii) potential and actual investors in, or lenders to, the Lender (including, in each of the foregoing cases, such Person’s employees, advisors or consultants); provided that in each case, unless an Event of Default has occurred and is continuing, each such Recipient shall be subject to reasonable obligations of confidentiality; and (b) the Borrower may disclose this Agreement and the terms and conditions hereof and information related hereto, to potential or actual permitted acquirers or assignees, collaborators and other (sub)licensees, permitted subcontractors, investment bankers, investors, lenders (including, in each of the foregoing cases, such Person’s employees, advisors or consultants who have a need to receive and review such information); provided that in each case, each such Recipient shall be subject to reasonable obligations of confidentiality. In addition to the foregoing, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in order to comply with applicable Laws (including any securities law or regulation or the rules of a securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance, provided that the Receiving

Party (x) will only disclose those portions of the Confidential Information that are necessary or required to be so disclosed, and (y) to the extent legally permissible, will notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow the Disclosing Party time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed.
SECTION 10.15    Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party:
(a)    that is or hereafter becomes part of the public domain (other than as a result of a disclosure by the Receiving Party or its Recipients in violation of this Agreement);
(b)    that is received from a Third Party without restriction on disclosure and without, to the knowledge of the Receiving Party, breach of any agreement between such Third Party and the Disclosing Party;
(c)    that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on disclosure prior to its receipt from the Disclosing Party;
(d)    that is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or
(e)    that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party without use of or reference to the Confidential Information.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

HEALTH CATALYST, INC.,
as the Borrower

By:	/s/ J. Patrick Nelli
Name: J. Patrick Nelli
Title: Chief Financial Officer

ORBIMED ROYALTY OPPORTUNITIES II,
LP, as the Lender

By OrbiMed Advisors LLC,
its investment manager

By:	/s/ W. Carter Neild
Name: W. Carter Neild
Title: Member